UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Starbucks Corporation

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Seattle, Washington

January 26, 2012

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2012 Annual Meeting of Shareholders on March 21, 2012 at 10:00 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of the notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, Starbucks has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On January 26, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2012 Annual Meeting of Shareholders and fiscal 2011 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2012 Annual Meeting of Shareholders. On January 26, 2012, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each attendee must present the Notice or an admission ticket (as described in the section “Annual Meeting Information” in the proxy statement) to be admitted.

The matters to be acted upon are described in the notice of annual meeting and proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Again this year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com. Doors will open at 8:00 a.m. (Pacific Time) the day of the event.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz

chairman, president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 21, 2012 at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect eleven directors nominated by the board of directors to serve until the 2013 Annual Meeting of Shareholders;

2.	To approve an advisory resolution on executive compensation;

3.	To approve an amendment and restatement of the Executive Management Bonus Plan;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012;

5.	To consider one shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders; and

6.	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Only shareholders of record at the close of business on January 12, 2012 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 21, 2012. Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our annual report to shareholders for the fiscal year ended October 2, 2011. The proxy statement and our fiscal 2011 annual report to shareholders are available on our website at http://investor.starbucks.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Paula E. Boggs

secretary

Seattle, Washington

January 26, 2012

i

(continued)

APPENDIX A — EXECUTIVE MANAGEMENT BONUS PLAN	Appendix A

Ticketing and Transportation Information for the Starbucks Corporation 2012 Annual Meeting of Shareholders	See outside back cover

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Pacific Time) on Wednesday, March 21, 2012

Place:	Marion Oliver McCaw Hall at the Seattle Center 321 Mercer Street Seattle, WA 98109

Record Date:	January 12, 2012

Voting:

• Shareholders as of the record date are entitled to vote.

• Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

• Registered holders may vote in person at the annual meeting, via the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail, and beneficial shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their shares.

• See page 6 of this proxy statement for more information.

Attending the Annual Meeting:

• Via Webcast. Shareholders may listen to a live webcast of the meeting. The webcast will start at 10:00 a.m. (Pacific Time). See our Investor Relations website at http://investor.starbucks.com for details.

• In Person. Meeting starts at 10:00 a.m. (Pacific Time); doors open at 8:00 a.m. (Pacific Time). You will be required to present either a Notice of Internet Availability of Proxy Materials or the admission ticket enclosed with the paper copy of the proxy materials.

• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Management proposals
Election of 11 directors	FOR EACH DIRECTOR NOMINEE	7
Advisory resolution on executive compensation	FOR	22
Approval of an amendment and restatement of the Executive Management Bonus Plan	FOR	49
Ratification of Deloitte & Touche LLP as our independent auditor for fiscal 2012	FOR	52

Shareholder proposal
Board committee on sustainability	AGAINST	53

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name		Director Since	Principal Occupation		Committee Memberships
	Age			Independent	ACC	CMDC	NCGC
Howard Schultz	58	1985	chairman, president and chief executive officer of Starbucks Corporation
William W. Bradley	68	2003	managing director of Allen & Company	X			X
Mellody Hobson	42	2005	president and director of Ariel Investments	X	X
Kevin R. Johnson	51	2009	chief executive officer of Juniper Networks	X	X	C
Olden Lee	70	2003	retired executive of PepsiCo	X		X
Joshua Cooper Ramo	43	2011	vice chairman of Kissinger Associates	X			X
James G. Shennan, Jr.	70	1990	general partner emeritus of Trinity Ventures	X		X	C
Clara Shih	30	2011	chief executive officer of Hearsay Labs (dba Hearsay Social)	X			X
Javier G. Teruel	61	2005	retired vice chairman of Colgate-Palmolive Company	X	C	X
Myron E. Ullman, III	65	2003	executive chairman of J.C. Penney Company*	X, P		X
Craig E. Weatherup	66	1999	retired chief executive officer of Pepsi-Cola	X	X		X

C	Chair
ACC	Audit and Compliance Committee
CMDC	Compensation and Management Development Committee
NCGC	Nominating and Corporate Governance Committee
P	Presiding independent director
*	Mr. Ullman will be retiring from the Board of Directors of J.C. Penney Company, Inc. as of January 27, 2012.

Corporate Governance Highlights

Board Independence
• Independent director nominees	10 of 11
• Independent presiding director	Myron E. Ullman, III
• Independent board committees	All
• Age limit	75

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested elections	Majority of votes cast

Board Meetings in 2011
• Full board meetings	7
• Independent director-only sessions	7

Board Committee Meetings in 2011
• Audit and Compliance	11
• Compensation and Management Development	6
• Nominating and Corporate Governance	5

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Financial Highlights

Fiscal 2011 was an outstanding year for Starbucks. We reported record earnings each quarter and for the full year, driven by strong revenue growth in all business units, including the first $3 billion revenue quarter in Starbucks history. Our record results were achieved despite significant headwinds from commodity costs and continuing challenges in the consumer environment. In addition to our solid financial performance, we delivered $945 million to shareholders in the form of dividends and share repurchases.

The chart below summarizes the key Company financial results for fiscal 2011 compared to fiscal 2010. (See page 23 for additional details regarding the amounts reported in the table, including an explanation of our use of non-GAAP financial measures and a reconciliation to the comparable GAAP financial measures.)

	Fiscal 2011 (52 weeks) ($ in millions, except per share amounts)	Fiscal 2010 (53 weeks) ($ in millions, except per share amounts)	Change (%)
Revenues	11,700.4	10,707.4	9
GAAP Operating Income	1,728.5	1,419.4	22
GAAP EPS	1.62	1.24	31
Non-GAAP Operating Income	1,698.3	1,413.6	20
Non-GAAP EPS	1.52	1.23	24
Return on Invested Capital	21.5%	17.5%	400	bps
Stock Price Per Share as of Fiscal Year-End	37.29	25.94	44
Total Shareholder Return	46%	32%	1400	bps

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and Retain Top Talent, by competing effectively for the highest quality of people who will determine our long-term success.

•	Pay for Performance, by aligning executive compensation with Company, business unit and individual performance on both a short-term and long-term basis.

•	Stay True to Our Values, by supporting our mission statement and guiding principles.

Some of the compensation “best practices” we employ to achieve these objectives include:

What We Do	What We Don’t Do

• Deliver a majority of executives’ target total direct compensation in the form of variable compensation	• Have single-trigger change-in-control equity acceleration provisions

• Utilize performance-based RSUs with vesting requirements	• Provide cash-based change-in-control benefits

• Require our executives to own Starbucks stock	• Provide excise tax gross-ups of perquisites

• Maintain a clawback policy	• Provide significant perquisites

• Prohibit partners from engaging in hedging transactions in Starbucks stock	• Maintain a supplemental executive retirement plan (SERP)

• Conduct annual “say-on-pay” advisory votes

Starbucks record financial performance in fiscal 2011 is reflected in the compensation that our senior executives earned in 2011, as described in the Compensation Discussion and Analysis in this proxy statement, beginning on page 22, and shown in the following table, which provides an overview comparing each element of target total direct compensation payable for fiscal 2011 versus actual total direct compensation awarded to each of the named executive officers for fiscal 2011. Total direct compensation includes base salary, annual incentive bonus and long-term incentive compensation.

Named Executive Officer	Base Pay ($)	Target Bonus ($)	Actual Bonus ($)	% of Target	Target Long-Term Incentive ($)	Actual Long-Term Incentive ($)	% of Target	Target Total Direct Comp. ($)	Actual Total Direct Comp. ($)	% of Target
Howard Schultz chairman, president and chief executive officer	1,400,000	2,100,000	2,982,000	142%	9,640,000	12,000,000	124%	13,140,000	16,382,000	125%

Troy Alstead chief financial officer and chief administrative officer	670,000	502,500	667,833	133%	1,400,000	3,000,000	214%	2,572,500	4,337,833	169%

Cliff Burrows president, Starbucks Coffee Americas and US	685,000	513,750	633,822	123%	1,400,000	3,000,000	214%	2,598,750	4,318,822	166%

John Culver president, Starbucks Coffee China and Asia Pacific	550,000	412,500	567,188	138%	1,400,000	1,750,000	125%	2,362,500	2,867,188	121%

Jeff Hansberry president, Channel Development and Seattle’s Best Coffee	490,000	318,500	598,653	188%	1,100,000	1,400,000	127%	1,908,500	2,488,653	130%

Annie Young-Scrivner chief marketing officer and president, Tazo Tea	518,000	336,700	451,178	134%	1,100,000	1,400,000	127%	1,954,700	2,369,178	121%

Arthur Rubinfeld president, Global Development	487,000	316,550	424,177	134%	1,100,000	1,900,000	173%	1,903,550	2,811,177	148%

In addition to the compensation shown above, after the end of fiscal 2011, our ceo was granted a special RSU award in recognition of his leadership in driving record 2011 performance and the board’s desire to retain Mr. Schultz for at least the next three years. Two other NEOs also were awarded special retention awards. The performance goals and other factors used in determining the amounts reported in the table above and the awards discussed in this paragraph are addressed in the Compensation Discussion and Analysis. In accordance with SEC rules, the Summary Compensation Table on page 40 includes long-term incentive compensation awards granted in fiscal 2011 for fiscal 2010 performance and does not reflect long-term incentive compensation awards granted in fiscal 2012 for fiscal 2011 performance.

The graph below shows the balance of the elements that comprised target total direct compensation for our chief executive officer and our other named executive officers as a group for fiscal 2011, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation at target by (ii) the amount of target total direct compensation, which includes variable compensation plus fiscal 2011 base salary.

Fiscal 2011 Target Total Direct Compensation

Auditors

As a matter of good corporate governance, the Audit Committee is asking our shareholders to ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2012. The following table sets forth the aggregate fees billed by Deloitte for fiscal 2011 and fiscal 2010.

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$4,537,000	$4,638,000
Audit-Related Fees	188,000	153,000
Tax Fees	199,000	124,000
All Other Fees	—	—

Total	$4,924,000	$4,915,000

STARBUCKS CORPORATION

2401 Utah Avenue South

Seattle, Washington 98134

PROXY STATEMENT

for the

2012 ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about January 26, 2012 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2012 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as “partners.” Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2012 Annual Meeting of Shareholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2011 generally refers to our 2011 fiscal year, which was from October 4, 2010 through October 2, 2011 (“fiscal 2011”). Fiscal 2011 included 52 weeks. Fiscal 2010 included 53 weeks, with the 53rd week falling in the fourth fiscal quarter. Fiscal year 2009 included 52 weeks.

VOTING INFORMATION

Record Date.  The record date for the annual meeting is January 12, 2012. On the record date, there were 749,718,625 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.  Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the eleven director candidates nominated by the board of directors; (ii) FOR approval of the advisory resolution on executive compensation; (iii) FOR approval of the amended and restated Executive Management Bonus Plan; (iv) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012 (“fiscal 2012”); (v) AGAINST the shareholder proposal regarding a board sustainability committee; and (vi) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.  A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

Vote Required.  The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. If a quorum is present, approval of the advisory resolution on executive compensation, approval of the amendment and restatement of the Executive Management Bonus Plan, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm and approval of the shareholder proposal, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. The following will not be considered votes cast and will not count towards the election of any director nominee or approval of the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; (iii) a share otherwise present at the annual meeting but for which there is an abstention; and (iv) a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors currently has twelve members. Under our bylaws, the number of directors may be changed at any time by a resolution of the board of directors. Each of the twelve current directors was elected at the 2011 annual meeting, other than Joshua Cooper Ramo, who was appointed to the board on May 3, 2011 and Clara Shih who was appointed to the board on December 14, 2011. Mr. Ramo and Ms. Shih were first identified as possible director candidates by a non-management director and a third-party search firm, respectively, and then recommended to the board by our Nominating and Corporate Governance Committee (“Nominating/Governance Committee”). The terms of all the directors expire upon the election and qualification of the directors to be elected at the 2012 annual meeting. The board of directors has nominated eleven of the current directors for election at the annual meeting, to serve until the 2013 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. Sheryl Sandberg will be stepping down from the board of directors at the conclusion of the annual meeting, at which time the size of the board will be reduced to eleven members.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than eleven persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process.” We also endeavor to have a board representing a range of skills and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our directors bring to the board that, for reasons discussed below, are important in light of Starbucks businesses and structure. The board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election.

•

Food and beverage industry experience.  As the premier roaster and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the food and beverage industry, which is useful in understanding the products that we develop and our licensing operations.

•	Consumer products and foodservice experience. We seek directors with expertise in consumer products and foodservice as we continue to increase our focus on these areas on a global scale.

•

Brand marketing experience.  Brand marketing experience is important for our directors to have because of the importance of image and reputation in the specialty coffee business and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.

•

International operations and distribution experience.  Starbucks has a strong global presence with operations in over 55 countries around the world and approximately 37,000 partners employed outside the U.S. Accordingly, international operations and distribution experience is important for our directors to have, especially as we continue to expand globally and develop new channels of distribution.

•

Domestic and international public policy experience.  We believe that it is important for our directors to have domestic and international public policy experience in order to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.

•

Digital and social media experience.  As a consumer retail company, it is important for our directors to have digital and social media experience which can provide insight and perspective with respect to our marketing, sales and customer service functions.

•

Public company board experience.  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•

Senior leadership experience.  We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Nominees

HOWARD SCHULTZ, 58, is the founder of Starbucks Corporation and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board of directors since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company. He also serves on the board of directors of Groupon, Inc.

Director Qualifications:  As the founder of Starbucks, Mr. Schultz has demonstrated a record of innovation, achievement and leadership. This experience provides the board of directors with a unique perspective into the operations and vision for Starbucks. Through his experience as the chairman, president and chief executive officer, Mr. Schultz is also able to provide the board of directors with insight and information regarding Starbucks strategy, operations and business. In addition, Mr. Schultz’s almost 30 years of experience with Starbucks brings to the board extensive experience in the food and beverage industry, brand marketing and international distribution and operations.

WILLIAM W. BRADLEY, 68, has been a Starbucks director since June 2003. Since 2000, Mr. Bradley has been a managing director of Allen & Company LLC, an investment banking firm. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. He served as a senior advisor and vice chairman of the International Council of JP Morgan & Co. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, and as a visiting professor at Stanford University, the University of Notre Dame and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, he was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley previously served on the board of directors of Seagate Technology and currently serves on the boards of directors of Willis Group Holdings Limited and QuinStreet, Inc.

Director Qualifications:  Based on over 18 years in the U.S. Senate, Mr. Bradley has a deep understanding of U.S. governmental and regulatory affairs, public policy and international relations. He is able to provide the board of directors with unique insights into Starbucks strategy, operations and business. Mr. Bradley also has extensive experience in the private sector, including in consulting, financial services and media and communications. In addition, Mr. Bradley brings to the board extensive experience as a director on the boards of other publicly traded companies, with knowledge in a number of important areas, including leadership and corporate governance.

MELLODY HOBSON, 42, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm since 2000, and as the chairman since 2006 and a trustee since 1993 of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a board member of the Field Museum and the Chicago Public Education Fund. Ms. Hobson also serves on the boards of directors of DreamWorks Animation SKG, Inc., The Estee Lauder Companies, Inc. and Groupon, Inc. Additionally, she is on the board of governors of the Investment Company Institute.

Director Qualifications:  As the president and a director of a large investment company, Ms. Hobson brings significant leadership, operational, investment and financial expertise to the board of directors. Ms. Hobson’s experience as an on-air financial contributor for ABC’s Good Morning America provides insight into media and communications and public relations considerations. Ms. Hobson also brings to the board of directors valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her prior service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee, which advises the SEC on matters of concern to investors in the securities markets. In addition, Ms. Hobson has brand marketing experience through her service on the board of directors of DreamWorks Animation and The Estee Lauder Companies.

KEVIN R. JOHNSON, 51, has been a Starbucks director since March 2009. Mr. Johnson has served as the Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, since September 2008. Mr. Johnson also serves on the board of directors of Juniper Networks. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business.

Director Qualifications:  Mr. Johnson has extensive experience in the technology industry and is able to provide the board of directors with his unique insights into platforms for global integration of information systems as well as the use of technology in our brand marketing and media and communications efforts. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks and extensive senior executive experience with a large, multinational company, Mr. Johnson also has experience with the challenges inherent in managing a complex organization, leading global businesses focused on both consumer and business needs and utilizing technology to drive business productivity and experience.

OLDEN LEE, 70, has been a Starbucks director since June 2003. Mr. Lee also served as our interim executive vice president, Partner Resources from April 2009 to March 2010. Mr. Lee undertook the role of interim head of Partner Resources while the Company searched for an executive vice president, Partner Resources. Mr. Lee previously worked with PepsiCo, Inc., a global food, snack and beverage company, for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee retired from PepsiCo in 1998. Since 1998, Mr. Lee has served as principal of Lee Management Consulting, a management consulting firm he founded. Mr. Lee also served on the board of directors of TLC Vision Corporation.

Director Qualifications:  Through his prior experience as a senior human resources executive of a large, global food, snack and beverage company, Mr. Lee brings to the board experience in managing a complex international workforce in the food and beverage industry, as well as senior leadership experience. From this experience as well as his public company board experience, Mr. Lee offers the board of directors a unique perspective and insight into a number of important areas, including leadership, executive compensation, risk assessment, compliance and corporate governance. Mr. Lee also has significant experience in dealing with international operational and management issues.

JOSHUA COOPER RAMO, 43, has been a Starbucks director since May 2011. Mr. Ramo is Vice Chairman of Kissinger Associates, a business and government strategic advisory firm where he has been employed since 2005. He was previously the Managing Partner and a senior advisor for the Office of John L. Thornton, a corporate advisory specialist and an advisor to Goldman Sachs, from 2003 to 2005. Mr. Ramo spent his early career as a journalist, most recently with TIME magazine, from 1996 to 2003 serving as Senior Editor and Foreign Editor. He is a leading China scholar and has written several papers on China’s development that have been distributed in China and abroad. In 2008, Mr. Ramo served as China Analyst for NBC during the Summer Olympics in Beijing. He is the author of the New York Times best-selling book, The Age of the Unthinkable. Mr. Ramo has been a member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders for Tomorrow, and co-founder of the U.S. – China Young Leaders Forum. He also serves on the board of directors of FedEx Corporation.

Director Qualifications:  Mr. Ramo’s broad international experience provides the board of directors with his unique insights related to Starbucks strategy, operations and business as a global company. Mr. Ramo brings to the board significant domestic and international public policy experience and media and communications experience from his career as a journalist and author and service with several international non-governmental organizations as well as public company board experience. Mr. Ramo has extensive knowledge in a number of important areas, including innovative problem-solving related to global risks and opportunities, particularly with regards to China.

JAMES G. SHENNAN, JR., 70, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

Director Qualifications:  As a member of our board of directors since 1990, Mr. Shennan brings valuable knowledge of Starbucks culture, operations and development into a worldwide brand to the board of directors. In addition, Mr. Shennan provides the benefits of service on the boards of other publicly traded companies, including food and beverage industry experience and board leadership experience from his service as the lead independent director of P.F. Chang’s China Bistro and extensive knowledge of executive compensation and corporate governance issues. Mr. Shennan also brings to the board brand marketing experience, international distributions and operations experience and finance experience from his roles with Trinity Ventures, Addison Consultants and Procter & Gamble.

CLARA SHIH, 30, has been a Starbucks director since December 2011. Ms. Shih is chief executive officer and a board member of Hearsay Labs, Inc. (dba Hearsay Social), an enterprise software company serving Fortune 500 brands that she co-founded in August 2009. From June 2006 to June 2009, she served as product management director, AppExchange of salesforce.com, inc., an enterprise software company. From 2004 to 2006, she served as associate, Strategy and Business Operations for Google, Inc. Previously, Ms. Shih was a software engineer at Microsoft Corporation. Ms. Shih, the creator of the first business application on Facebook, is the author of The Facebook Era, a marketing textbook at Harvard Business School. In 2011, she was named one of Businessweek’s Top Young Entrepreneurs, one of Fortune’s Most Powerful Women Entrepreneurs and one of CNN Money’s “40 under 40: Ones to Watch.”

Director Qualifications:  Ms. Shih brings to the board digital and social media expertise, brand marketing, innovation and enterprenurial experience from her position with Hearsay Social, as well as her prior experience at other technology companies. She provides unique insights to Starbucks related to technology innovation and growth of business on social networking sites across marketing, sales, customer service, recruiting and R&D functions.

JAVIER G. TERUEL, 61, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He previously served on the boards of directors of The Pepsi Bottling Group, Inc. and Corporacion Geo S.A.B. de C.V. He currently serves on the boards of directors of J.C. Penney Company, Inc. and the Nielsen Company B.V.

Director Qualifications:  Mr. Teruel brings to the board extensive brand marketing experience and international distribution and operations experience from his various executive roles at a large, multinational consumer products company, including considerable product development, merchandising and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations and business as a global company. Through his senior leadership and public company board experience, Mr. Teruel also possesses extensive knowledge in a number of important areas, including leadership, finance and risk assessment.

MYRON E. ULLMAN, III, 65, has been a Starbucks director since January 2003. Mr. Ullman served as executive chairman of J.C. Penney Company, Inc., a chain of retail department stores, from November 2011 to January 2012, and as the chairman of the board of directors and chief executive officer from December 2004 to November 2011. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman previously served on the boards of directors for Ralph Lauren Corporation, Taubman Centers and Pzena Investment Management, Inc. He currently serves as the deputy chairman of the Federal Reserve Bank of Dallas.

Director Qualifications:  Through Mr. Ullman’s senior leadership and public company board experience with U.S. and international retailers, he brings to the board of directors extensive knowledge in important areas, including leadership of global businesses, finance, executive compensation, risk assessment and compliance. He also brings to the board brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the board of directors with insight into the challenges inherent in managing a complex organization.

CRAIG E. WEATHERUP, 66, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc., retiring in 1999. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

Director Qualifications:  Through Mr. Weatherup’s public company board experience from his service on the board of directors of Macy’s, as well as his prior senior leadership experience as a chairman and chief executive officer, he is able to bring to the board of directors extensive knowledge in important areas, including finance, leadership, executive compensation, corporate governance, risk assessment and compliance. In addition, Mr. Weatherup brings to the board food and beverage industry experience, as well as brand marketing experience and international distribution and operations experience from his prior role as chief executive officer of a large, global food and beverage business. Mr. Weatherup also possesses valuable knowledge of and insight into Starbucks business and operations from his 12 years of service as a member of our board of directors.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. As provided in our bylaws, a “contested election” is one in which:

•	As of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our bylaws; and

•	The board of directors considers that a shareholder candidacy has created a bona fide election contest.

The election of directors at the 2012 annual meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Leadership

The board of directors is responsible for overseeing the exercise of corporate power and seeing that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders are served.

Howard Schultz currently serves as the chairman of the board and our president as well as our chief executive officer. The independent directors of the board have elected Craig Weatherup, a non-employee, independent director, to serve as the presiding (lead) independent director pursuant to our Corporate Governance Principles and Practices. Mr. Weatherup’s term as presiding independent director begins at the first board meeting immediately following the Company’s 2012 Annual Meeting of Shareholders upon the expiration of the term of our current presiding independent director, Myron E. Ullman, III.

Our board leadership structure also includes active independent directors. The independent directors meet in an executive session at each board meeting, and each of the standing board committees (discussed below) is comprised solely of and led by independent directors. The presiding independent director presides at each executive session, as well as all meetings of the board of directors at which the chairman is not present. The presiding independent director also has the authority to call meetings of the independent directors. Pursuant to our Corporate Governance Principles and Practices, the duties of the presiding independent director also include:

•	serving as a liaison between the independent directors and the chairman;

•	approving the scheduling of board meetings, as well as the agenda and materials for each board meeting and executive session of the independent directors;

•	approving and coordinating the retention of advisors and consultants to the board; and

•	such other responsibilities as the independent directors may designate from time to time.

The board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Starbucks given Mr. Schultz’s in-depth knowledge of Starbucks business and industry and his ability to formulate and implement strategic initiatives. As chief executive officer, Mr. Schultz is also intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the board. In addition, having a combined chairman and chief executive officer enables Starbucks to speak with a unified voice to shareholders, customers and the media. The board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a presiding independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interests of Starbucks shareholders.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the board of directors in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit and Compliance Committee (the “Audit Committee”) and the Compensation and Management Development Committee (the “Compensation Committee”). The Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, as well as discussing the major risk exposures Starbucks faces and the steps management takes to monitor and control such exposures. The Audit Committee receives regular reports from management and from our Chief Compliance Officer on risks facing the Company at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time. The Compensation Committee is responsible for reviewing and overseeing the management of any potential material risks related to Starbucks compensation policies and practices. The Compensation Committee reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under NASDAQ rules:

William W. Bradley	James G. Shennan, Jr.
Mellody Hobson	Clara Shih
Kevin R. Johnson	Javier G. Teruel
Olden Lee	Myron E. Ullman, III
Joshua Cooper Ramo	Craig E. Weatherup

In addition, Ms. Bass and Ms. Sandberg, who served on our board during the last year, each qualified as an “independent director” as such term is defined under NASDAQ rules. In determining that Ms. Sandberg is independent, the board of directors considered her position as an officer of a private company from which Starbucks purchased advertising space and marketing products in a transactional relationship in fiscal 2011. In determining that Mr. Lee is independent, the board of directors considered that he served at Starbucks as interim executive vice president, Partner Resources, at the request of the Company. The board of directors determined that neither of these relationships constitutes a “related-person transaction” under applicable SEC rules or would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

Board Committees and Related Matters

During fiscal 2011, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The board of directors makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance.

The current composition of each board committee is set forth below. As stated above, Ms. Sandberg will not stand for reelection.

Director	Audit Committee	Compensation Committee	Nominating/ Governance Committee	Board of Directors
Howard Schultz				Chair
William W. Bradley			X	X
Mellody Hobson	X			X
Kevin R. Johnson	X	Chair		X
Olden Lee		X		X
Joshua Cooper Ramo			X	X
Sheryl Sandberg			X	X
James G. Shennan, Jr.		X	Chair	X
Clara Shih			X	X
Javier G. Teruel	Chair	X		X
Myron E. Ullman, III		X		X
Craig E. Weatherup	X		X	X
Fiscal 2011 Meetings	11	6	5	7

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2011, each director attended at least 75% of all meetings of the board and board committees on which he or she served (held during the period that such director served). Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All of our current directors, except Ms. Sandberg, Mr. Ramo and Ms. Shih attended the 2011 Annual Meeting of Shareholders. Ms. Sandberg was unable to attend the meeting due to a conflict. Mr. Ramo and Ms. Shih did not join the board until after the 2011 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	Oversee our accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results.

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Appoint the Company’s independent registered public accounting firm and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the auditor’s work, including preapproval of audit and non-audit services.

•	Review the annual audit and quarterly review processes with management and the independent registered public accounting firm.

•	Review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation.

•	Oversee the Company’s internal audit function, including review of internal audit staffing and approval of the internal audit plan.

•	Review and approve or ratify all related party transactions and potential conflicts of interests that are required to be disclosed in the proxy statement.

•	Review the Company’s risk assessment and risk management policies.

Each of Ms. Hobson and Messrs. Johnson, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; (ii) meets NASDAQ’s financial knowledge and sophistication requirements; and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

Compensation Committee

The Compensation Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of and recommend to the independent directors of the board for their review and approval the compensation package for the chairman, president and chief executive officer.

•	Conduct an annual review and approve all compensation elements for our executive officers (other than our chairman, president and chief executive officer).

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Annually review and approve performance measures and targets for all executive officers participating in the annual incentive bonus plan and long-term incentive plans; certify achievement of performance goals after the measurement period.

•	Approve, modify and administer partner-based equity plans, the Executive Management Bonus Plan and deferred compensation plans.

•

After consulting with the independent directors, together with the chair of the Nominating/Governance Committee, the chair of the Compensation Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

•	Annually review and approve our management development and succession planning practices and strategies.

•	Annually approve the Company’s comparator group companies and review market data.

•	Provide recommendations to the board of directors on compensation-related proposals to be considered at the Company’s annual meeting, including Say-on-Pay and any related shareholder feedback.

•	Determine management stock ownership guidelines and periodically review ownership levels for compliance.

•	Annually review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions.

At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

The Compensation Committee’s charter allows it to delegate its authority to subcommittees of the committee, as may be necessary or appropriate. In March 2010, the Compensation Committee formed a special subcommittee, the Performance Compensation Committee (the “Subcommittee”), which is responsible for establishing, administering, reviewing and approving any award intended to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Subcommittee may establish, administer, review and approve any compensation or compensatory award as may be requested by the Compensation Committee from time to time. The current composition of the Subcommittee is: Messrs. Johnson, Shennan, Teruel and Ullman. Each member of the Subcommittee meets applicable independence requirements as prescribed by NASDAQ, the SEC and the IRS. Since Mr. Lee was an executive officer of the Company for a period of time, he does not sit on the Subcommittee and does not vote on performance-based compensation. Since March 2010, all decisions related to performance-based compensation were made by the Subcommittee.

Management’s Role in the Executive Compensation Process

Mr. Schultz, our chairman, president and chief executive officer, as well as our executive vice president, Partner Resources, and other key members of our human resources function (“Partner Resources”) each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Schultz provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our executive officers and other direct reports of the ceo. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation programs; (ii) target competitive positioning of executive compensation; and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with Mr. Schultz and are accompanied by market data provided by the Company’s consultant, Towers Watson & Co. (“Towers Watson”). The Compensation Committee approves each executive officer’s compensation in an executive session of the independent directors without management present.

The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2011 compensation for Mr. Schultz. In accordance with NASDAQ rules, Mr. Schultz was not present when his compensation was being discussed or approved and did not vote on executive compensation matters, and neither he nor other members of management attended executive sessions of the Compensation Committee.

The Role of Consultants in the Executive Compensation Process

For fiscal 2011, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair, Mr. Johnson. Without the Compensation Committee’s prior approval, F.W. Cook & Co. will not perform any services for Starbucks management, although the Compensation Committee has directed that F.W. Cook & Co. work in cooperation with management as required to gather information necessary to carry out its obligations. During fiscal 2011, F.W. Cook & Co. did not perform any services for Starbucks other than making recommendations with respect to executive and director compensation under its engagement by the Compensation Committee. Its tasks included reviewing, validating and providing input on information, programs and recommendations made by management and Towers Watson.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation and Management Development Committee Report.”

Compensation Committee Interlocks and Insider Participation

Messrs. Johnson, Lee, Shennan, Teruel and Ullman and Ms. Bass, who retired from the board as of the conclusion of the 2011 annual meeting, served on the Compensation Committee during fiscal 2011. None of these individuals had any relationship with Starbucks requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions” on page 56. None of these individuals was at any time during fiscal 2011 or at any other time an officer or employee of Starbucks, except as discussed above, Mr. Lee served as our interim executive vice president, Partner Resources for a portion of fiscal 2010. Mr. Lee rejoined the Compensation Committee in April 2010 as an independent director under the applicable NASDAQ independence requirements. During fiscal 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process that we refer to as Organization & Partner Planning (“OPP”). The OPP process is enterprise wide for managers up to and including our president and chief executive officer. Reflecting the significance the board attaches to succession planning, our Compensation Committee is named the Compensation and Management Development Committee.

Our board of directors’ involvement in the annual OPP process is outlined in our Corporate Governance Principles and Practices. The Principles provide that each year, the chair of the Compensation Committee, together with the chairman, president and chief executive officer, will review succession plans with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews the performance of the members of the Senior Leadership Team, including the executive officers, and the succession plans for each officer’s position. As noted above, this information is then presented to the board of directors. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

Mr. Schultz provides an annual review to the board of directors assessing the members of the Senior Leadership Team and their potential to succeed him. This review, which is developed in consultation with our executive vice president, Partner Resources, and the chair of our Compensation Committee, includes a discussion about development plans for the Company’s executive officers to help prepare them for future succession and contingency plans in the event of our ceo’s termination of employment with Starbucks for any reason (including death or disability) as well as our ceo’s recommendation as to his successor. The full board has the primary responsibility to develop succession plans for the ceo position.

Nominating/Governance Committee

The Nominating/Governance Committee annually reviews and reassesses the adequacy of its charter. As described more fully in its charter, the Nominating/Governance Committee is responsible for providing leadership with respect to the corporate governance of Starbucks and advising and making recommendations to the board of directors regarding candidates for election as directors of the Company. Among its specific duties, the Nominating/Governance Committee:

•	Makes recommendations to the board about our corporate governance processes.

•	Assists in identifying and recruiting board candidates.

•	Administers the Director Nominations Policy.

•	Considers shareholder nominations to the board.

•	Makes recommendations to the board regarding membership and chairs of the board’s committees.

•	Oversees the annual evaluation of the effectiveness of the board and each of its committees.

•	Biennially recommends the board’s presiding independent director.

•	Biennially reviews the type and amount of board compensation for independent directors.

•	Annually reviews the Company’s corporate political contributions and expenditures to confirm alignment with Company policies and values.

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Annually reviews and assesses the effectiveness of the Company’s environmental and social responsibility policies, goals and programs through the annual Global Responsibility Report, and makes recommendations as deemed appropriate based on such review and assessment.

The Nominating/Governance Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating/Governance Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/about-us/company-information/corporate-governance. The purpose of the nominations policy is to describe the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees (the “candidates”). The nominations policy was approved by the full board of directors and is administered by the Nominating/Governance Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

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Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

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No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

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Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

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Each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described on page 21 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating/Governance Committee also considers it desirable that candidates possess the following qualities or skills:

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Each candidate should contribute to the board of directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

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Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, large-company CEO experience, international CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development, information technology, social media and public relations.

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating/Governance Committee considers these criteria when evaluating director nominees in accordance with the procedures set forth below.

Internal Process for Identifying Candidates

The Nominating/Governance Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating/Governance Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating/Governance Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating/Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the Nominating/Governance Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating/Governance Committee. The Nominating/Governance Committee retained a search firm during fiscal 2011.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any Starbucks shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information and consent provisions contained in our bylaws. See “Proposals of Shareholders” on page 60 for more information.

The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Director Recommendations by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

In order to be considered by the Nominating/Governance Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Evaluation of Candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

If, based on the Nominating/Governance Committee’s initial evaluation, a candidate continues to be of interest to the Nominating/Governance Committee, the chair of the Nominating/Governance Committee will interview the candidate and communicate the chair’s evaluation to the other Nominating/Governance Committee members and the chairman, president and chief executive officer. Reviews then will be conducted by other members of the Nominating/Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating/Governance

Committee will meet to finalize its list of recommended candidates for the board of directors’ consideration. All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Nominating/Governance Committee and approved by the board of directors, will be included in our recommended slate of director nominees in our proxy statement.

Timing of the Identification and Evaluation Process

The Nominating/Governance Committee usually meets in September and November to consider, among other things, candidates to be recommended to the board of directors for inclusion in our recommended slate of director nominees for the next annual meeting of shareholders and our proxy statement. The board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in March of the following calendar year.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

Corporate Governance Materials Available on the Starbucks Website

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Policy on Director Nominations

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. Interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation

P.O. Box 34507

Seattle, Washington 98124

Shareholders may address their communication to an individual director, to the Board of Directors, or to one of our board committees.

COMPENSATION OF DIRECTORS

Compensation Program for Non-Employee Directors

For fiscal 2011, the annual compensation program for non-employee directors provided for a total of $240,000 per year in compensation, composed of (i) a retainer of $120,000, which may be in the form of cash, stock options or a combination of both at the director’s election; and (ii) $120,000 in equity compensation in the form of stock options. The compensation program was approved by our board of directors on June 8, 2010, based on the recommendation of the Nominating/Governance Committee following its bi-ennial non-employee director compensation review. We paid at least 50% of non-employee director compensation in the form of stock options in order to align the interests of non-employee directors with shareholders. We did not pay chair or meeting fees as part of our non-employee director compensation program.

New non-employee directors first become eligible to receive the regular annual compensation in the first full fiscal year after they join the board of directors. Upon joining the board, non-employee directors who joined the board prior to fiscal 2012 were granted an initial stock option to acquire 30,000 shares of our common stock under the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan. The initial stock option grant vests in equal annual installments over a three-year period. Mr. Ramo was eligible to participate in the fiscal 2012 annual compensation program and Ms. Shih will be eligible to participate in fiscal 2013.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Annual stock option grants vest one year after the date of grant. Stock options granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board of directors. However, unvested stock options will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks (described beginning on page 37). Six of the board’s eleven current non-employee directors meet the retirement criteria.

When the Nominating/Governance Committee considered and ultimately recommended the fiscal 2011 non-employee director compensation, the committee reviewed competitive market data prepared by Towers Watson for the same comparator group used to benchmark executive compensation for fiscal 2010. The level of non-employee director total compensation approved by the Nominating/Governance Committee for fiscal 2011 was at the 75th percentile among comparator group companies and the board believed that the level was appropriate to attract and retain top board candidates.

In June 2011, the non-employee director compensation program was amended by our board of directors, on the recommendation of the Nominating/Governance Committee. For fiscal 2012, the board determined to continue non-employee director compensation at $240,000 per year comprised of one or more of the following (as selected by the director each year): (i) cash (up to 50%); (ii) stock options; and (iii) time-based restricted stock units. New non-employee directors are entitled to payment of a pro-rated portion, based on the month the director joins the board, of the annual non-employee director compensation, which may be in the form of stock options, time-based restricted stock units or a combination thereof (as selected by the director).

Mr. Schultz does not participate in the compensation program for non-employee directors, but rather is compensated as an executive officer, as described in the section “Executive Compensation” beginning on page 22.

Fiscal 2011 Compensation of Non-Employee Directors

The following table shows fiscal 2011 compensation for non-employee directors.

Fiscal 2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Barbara Bass(3)	—	249,651	249,651
William W. Bradley	60,000	187,241	247,241
Mellody Hobson	—	249,651	249,651
Kevin R. Johnson	120,000	124,831	244,831
Olden Lee	—	249,651	249,651
Joshua Cooper Ramo	—	296,105	296,105
Sheryl Sandberg	120,000	124,831	244,831
James G. Shennan, Jr.	120,000	124,831	244,831
Javier G. Teruel	—	249,651	249,651
Myron E. Ullman, III	—	249,651	249,651
Craig E. Weatherup	—	249,651	249,651

(1)

The amounts shown in this column represents the aggregate grant date fair values of the stock options awarded to each of the non-employee directors (other than Mr. Ramo and Ms. Shih) on November 15, 2010. Mr. Ramo received an initial stock option grant on May 3, 2011. Ms. Shih did not receive a grant in fiscal 2011 as she joined the board after fiscal year end. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2011 Form 10-K (note 12).

(2)

As of October 2, 2011, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Ms. Bass — 352,679 shares; Mr. Bradley — 124,896 shares; Ms. Hobson — 231,925 shares; Mr. Johnson — 56,655 shares; Mr. Lee — 325,533 shares; Mr. Ramo — 30,000 shares; Ms. Sandberg — 52,255 shares; Mr. Shennan — 251,146 shares; Mr. Teruel — 264,175 shares; Mr. Ullman — 325,533 shares; and Mr. Weatherup — 383,909 shares.

(3)	Ms. Bass retired from the Board in March 2011 after the annual meeting of shareholders.

Deferred Compensation Plans

Non-employee directors formerly could defer all or a portion of their compensation in the form of unfunded deferred stock units under the directors’ deferred compensation plan. In 2005, the board of directors terminated future deferrals under the plan, so no further compensation was deferred through fiscal 2011. Amounts previously deferred were unaffected and deferred stock units credited to non-employee directors who had participated in the plan remain outstanding. (See footnotes to the Beneficial Ownership Table on page 58.)

For fiscal 2012 the board adopted a deferred compensation plan under which directors may, for any fiscal year, irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of restricted stock units in accordance with the plan. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors with training, experience and ability who will promote the interests of the Company and to directly align the interests of such non-employee directors with the interests of the Company’s shareholders.

Director Stock Ownership Guidelines

The board of directors adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 investment within four years. In May 2007, the board revised the guidelines to increase the required investment to $240,000 in tandem with the increase to non-employee director compensation. All non-employee directors have four years from their election to the board to achieve the $240,000 investment. Stock options do not count toward meeting the requirement. Each director must continue to hold the shares purchased as a result of the director’s investment for as long as he or she serves on our board. All non-employee directors are in compliance with the guidelines, except Mr. Ramo and Ms. Shih have not yet served on the board for four years and are working toward making the required investment.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract and Retain Top Talent

•     Competing effectively for the highest quality people who will determine our long-term success

•     Targeting total direct compensation at the 50th percentile range among companies with which we compete for executive talent

Pay For Performance

•     Aligning executive compensation with short-term and long-term Company, business unit and individual performance

•     Setting a significant portion of each named executive officer’s target total direct compensation to be in the form of variable compensation

Stay True to Our Values

•     Providing limited executive perquisites

•     Maintaining a clawback policy for incentive compensation awards

•     Requiring our executives to own Starbucks stock and prohibiting them from engaging in hedging transactions with respect to Starbucks stock

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 40 through 49, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2012 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Starbucks Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

This advisory “say-on-pay” resolution is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2013 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “Named Executive Officers” or “NEOs” means our ceo and cfo, three of our business unit presidents, and two of our senior officers who as a result of changes in our executive officer designations were not executive officers as of the end of the fiscal year. These seven executive officers are named in the compensation tables that begin on page 28. “Compensation Committee” or “Committee” means the Compensation and Management Development Committee of the board of directors. We refer to our employees as our “partners,” due to the significant role they play in the success of the Company.

Executive Summary

Fiscal 2011 was an outstanding year for Starbucks. We reported record earnings each quarter and for the full year, driven by strong revenue growth in all business units, including the first $3 billion revenue quarter in Starbucks history. Our record results were achieved despite significant headwinds from commodity costs and continuing challenges in the consumer environment. In addition to our solid financial performance, we delivered $945 million to shareholders in the form of dividends and share repurchases. The chart below summarizes the key Company financial results for fiscal 2011 compared to fiscal 2010.

	Fiscal 2011 (52 weeks)(1) ($ in millions, except per share amounts)	Fiscal 2010 (53 weeks)(1) ($ in millions, except per share amounts)	Change (%)
Revenues(2)	11,700.4	10,707.4	9
GAAP Operating Income	1,728.5	1,419.4	22
GAAP EPS	1.62	1.24	31
Non-GAAP Operating Income(3)	1,698.3	1,413.6	20
Non-GAAP EPS(3)	1.52	1.23	24
Return on Invested Capital(4)	21.5%	17.5%	400	bps
Stock Price Per Share as of Fiscal Year-End(5)	37.29	25.94	44
Total Shareholder Return(6)	46.0%	32.0%	1400	bps

(1)

Our fiscal year ends on the Sunday closest to September 30. The fiscal year ended on October 2, 2011 included 52 weeks, and the fiscal year ended on October 3, 2010 included 53 weeks with the additional week falling in our fourth fiscal quarter. The objective performance goals under our annual incentive compensation plan for fiscal 2011 were set based on a comparable 52-week fiscal year.

(2)	Total net revenues increased 11% from $10.5 billion on a 52-week comparable basis.
(3)

Non-GAAP Operating Income for fiscal 2011 excludes a non-routine gain from the sale of corporate real estate of $30.2 million and for fiscal 2010 excludes the impact of restructuring charges of $53.0 million and the extra week in fiscal 2010 of $58.8 million, which are included in GAAP Operating Income. Non-GAAP EPS for fiscal 2011 excludes the impact of non-routine gains resulting from the sale of corporate real estate of $0.02 and the acquisition of joint venture holdings in Switzerland and Austria of $0.07, and fiscal 2010 excludes the impact of restructuring charges of $0.04 and the extra week in fiscal 2010 of $0.05, that are included in GAAP EPS. We believe these non-GAAP financial measures better enable investors to understand and evaluate the Company’s historical and prospective operating performance. “GAAP” refers to accounting principles generally accepted in the United States of America.

(4)

Return on Invested Capital (ROIC) is a non-GAAP financial measure. We define ROIC as adjusted net operating profit after taxes (adjusted for implied interest expense on operating leases), divided by average invested capital. Invested capital includes shareholders equity, short- and long-term debt, other long-term liabilities, and capitalized operating leases, less cash and short-term investments.

(5)

Represents the closing market price of our common stock on the last trading day (September 30, 2011) prior to our fiscal 2011 year-end and the last trading day (October 1, 2010) prior to our fiscal 2010 year-end.

(6)	Total shareholder return is calculated as the net price change in the stock over the fiscal year plus the dividends paid during the period, with dividends assumed to be reinvested into the stock.

The Compensation Committee, and with respect to the ceo the independent directors, reviewed competitive market data on a one-year and three-year basis to see how our executive pay levels compared to other companies in making compensation decisions. The data in the table below, which the Committee used at its November 2011 meeting, shows where we ranked among the 17 comparator group companies plus Starbucks as of the end of fiscal 2011. In addition, the Company’s total shareholder return over fiscal 2011 prior one- and three-year periods was 46% and 37%, respectively.

	Ranking
2011 Performance	One-Year		Three-Year
Revenue growth	6	th	9	th
Earnings Per Share growth	1	st	1	st
Net Income growth	1	st	1	st
Total Shareholder Return	2	nd	2	nd

In line with our executive compensation program’s emphasis on pay-for-performance and our performance relative to comparator group companies, compensation awarded to the NEOs for fiscal 2011 reflected Starbucks record financial results.

•

Annual Incentive Plan: Each NEO received an above-target bonus payout under our Executive Management Bonus Plan as a result of the Company’s strong fiscal 2011 performance. Each NEO achieved a payout on each objective performance measure of between 107% to 200% of target as a result of operating income and earnings measures exceeding the target goals.

•

Performance-based Restricted Stock Units: Each of the NEOs earned 162% of their target number of 2010 performance-based restricted stock units (“performance RSUs”) as a result of the Company’s actual fiscal 2011 adjusted earnings per share exceeding the target performance goal.

•

Special Retention Awards: After the end of fiscal 2011, our ceo was granted a special RSU award, in recognition of his leadership in driving record 2011 performance, and the board’s desire to retain Mr. Schultz for at least the next three years. Two other NEOs were also awarded special retention awards. (See page 28.)

Consistent with our “Total Pay” philosophy, the Company rewarded our partners for their contributions to the Company’s outstanding fiscal 2011 performance and accordingly:

•	approved an enhanced match under the 401(k) plan at 100% of the first 6% of eligible compensation deferred for the 2012 plan year; and

•	approved a broad-based, long-term incentive grant of time-based restricted stock units to more than 108,000 partners in 18 markets, including qualified part-time partners.

Executive Compensation Program Objectives and Design

Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package to all eligible full- and part-time partners in the United States and locally competitive benefits packages in other countries. We also provide a broad-based equity program to all eligible global partners and partner stock purchase programs in the United States and Canada. We believe our Total Pay practices motivate our executives to build long-term shareholder value and to take care of the partners who take care of our customers.

The Compensation Committee determines the compensation objectives, philosophy and forms of compensation and benefits for our executives, and recommends to the independent members of the full board of directors the compensation elements for our chairman, president and chief executive officer. The Compensation Committee is supported by F.W. Cook & Co., its outside independent compensation consultant, and several members of senior management (as discussed in the “Compensation Committee” section beginning on page 14). Our executive compensation program is designed to:

•

Attract and Retain Top Talent —Compete effectively for the highest quality of people who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

•

Pay for Performance —Align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation is in the form of variable compensation through our annual incentive bonuses and long-term incentive compensation, and varies with the achievement of financial and operational performance goals and stock price appreciation.

•

Be True to Our Values —Support our mission statement and guiding principles. We have structured our compensation program to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while aligning the program with shareholder interests and our mission statement and guiding principles. We provide limited executive perquisites and require our executives to own Starbucks stock. (You can find a copy of our mission statement and guiding principles on our website in the “About Us” section.)

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of our fiscal 2011 executive compensation program:

Element	Form	Objectives and Basis
Base Salary	Cash

• Designed to attract and retain high quality executives to drive our success

• Competitive for each role, responsibilities and experience

• Reviewed annually and at the time of hire or promotion

• Considerations – input from our ceo, level of responsibility and complexity of the executive’s job, individual performance in the prior year and internal pay equity

• Targeted within the median range

Annual Incentive Bonus	Cash

• Designed to drive Company, business unit and, where appropriate, individual performance

• Target bonus amount is set as a percentage of base salary and is reviewed annually and at the time of hire or promotion

• Actual payout determined by Company and business unit financial performance and by individual performance

• Target total cash (base salary + target bonus) designed to deliver compensation within the median range of peers based on performance at target

Long-Term Incentive Compensation	Performance RSUs, stock options

• Designed to drive Company performance; align executives’ interests with shareholders’ interests; retain executives through long-term vesting; and provide potential wealth accumulation

• Reviewed annually and at the time of hire or promotion

• Target award size based on evaluation of comparative group of peers, internal equity, share availability and dilution

• Actual awards of annual stock options and performance RSUs based on individual and Company performance for the previous year; number of performance RSUs actually earned determined by Company financial performance

Discretionary Bonuses and Equity Awards	Cash, stock options, time-based restricted stock units (“time-based RSUs”)

• Reward extraordinary performance

• Retain executives through long-term vesting and potential wealth accumulation

• Attract top executive talent, includes new hire and promotion-related cash bonuses and equity awards, as well as special retention awards

Perquisites and Other Executive Benefits	Various (see discussion below)	• Provide for the safety and wellness of our executives, and other purposes as discussed below
Deferred Compensation	401(k) plan, non-qualified management deferred compensation plan	• Provide tax-deferred means to save for retirement
General Partner Benefits	Health and welfare plans, stock purchase plan and other broad-based partner benefits	• Offer competitive benefits package that generally includes all benefits offered to partners

The graphs below show the balance of the elements that comprised target total direct compensation for Mr. Schultz and all other NEOs for fiscal 2011, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation at target by (ii) the amount of target total direct compensation, which includes variable compensation plus fiscal 2011 base salary. Our fiscal 2011 target variable compensation included target annual incentive bonuses under our Executive Management Bonus Plan and the target economic value of fiscal 2011 annual long-term incentive compensation.

Fiscal 2011 Target Total Direct Compensation

Our Executive Compensation Process

The target total direct compensation for our NEOs is comprised of base salary, target bonus, and target value of long-term equity incentive. Target total direct compensation is designed to deliver awards within the median range compared to our comparator group, as explained under “Comparator Group Companies and Benchmarking” on page 35, based on target performance. For Mr. Rubinfeld, the median range was based on internal comparisons, as suitable peer company matches were not available for his role as president, Global Development.

Most executive compensation decisions are made at the beginning of or after the end of the fiscal year. At the November 2010 meeting, the Compensation Committee approved base salary and target annual incentive bonus for fiscal 2011 and evaluated target values for fiscal 2011 long-term incentives. The Committee also evaluated actual fiscal 2010 performance achievement for purposes of determining payouts for fiscal 2010 annual incentive bonuses and the number of shares earned under fiscal 2010 performance RSU awards, and granted stock options and performance RSU awards based upon fiscal 2010 performance. During the year, the Committee monitors performance and evaluates more recent comparator group compensation data, which they use to finalize target long-term incentive award values in September.

At the November 2011 meeting, after reviewing peer group data and performance for fiscal 2011, the Compensation Committee certified actual fiscal 2011 performance achievement and approved payouts for fiscal 2011 annual incentive bonuses and the number of shares earned under fiscal 2011 performance RSU awards and granted stock options and performance RSU awards based upon fiscal 2011 performance. In this regard, it is important to note that the Summary Compensation Table appearing on page 40 and the Grants of Plan-Based Awards table appearing on page 42 only reflect equity awards actually granted in fiscal 2011, which were based on fiscal 2010 performance. This decision cycle is reflected in the following table:

Compensation Element	Target Determination Timing	Payout/Award Timing	Reported in Summary Compensation Table	Basis for Award
Fiscal 2011 Base Salary	--	Increase approved and effective November 2010	Yes	Current job responsibilities and complexities, and recognition of fiscal 2010 performance
Fiscal 2011 Annual Incentive Bonus	Target as % of base salary set in November 2010	Amount earned determined in November 2011 and paid in December 2011	Yes	Reward for fiscal 2011 performance
Fiscal 2010 Annual Long-Term Incentive	Target award value set in September 2010	Award approved and granted in fiscal 2011 (November 2010)	Yes	Reward for fiscal 2010 performance and incentive for long-term performance
• Stock Options	--	4-year ratable vesting; 10-year term	--	--
• Performance RSUs	EPS payout scale set in November 2010	1-year performance period for fiscal 2011 EPS; number of shares earned subject to 2-year annual vesting	--	--
Fiscal 2011 Annual Long-Term Incentive	Target award value set in September 2011	Award approved and granted in fiscal 2012 (November 2011)	No	Reward for fiscal 2011 performance and incentive for long-term performance
• Stock Options	--	4-year ratable vesting; 10-year term	--	--
• Performance RSUs	EPS payout scale set in November 2011	1-year performance period for fiscal 2012 EPS; number of shares earned subject to 2-year annual vesting	--	--

Analysis of Executive Compensation Decisions

The table below provides an overview comparing each element of fiscal 2011 target total direct compensation versus fiscal 2011 actual total direct compensation for each of the NEOs. The performance goals and other factors used in determining these amounts are addressed further below. In accordance with SEC rules, the Summary Compensation Table on page 40 includes annual long-term incentive compensation awards granted in fiscal 2011 for fiscal 2010 performance and does not reflect annual long-term incentive compensation awards granted in fiscal 2012 for fiscal 2011 performance. To provide a more complete picture of compensation decisions driven by fiscal 2011 performance, long-term incentive awards granted in early fiscal 2012 for fiscal 2011 performance are included in the table and analysis below and long-term incentive awards granted in fiscal 2011 based on fiscal 2010 performance are excluded. For more information regarding long-term incentive awards granted in fiscal 2011 see the Summary Compensation Table on page 40 and the Fiscal 2011 Grants of Plan-Based Awards Table on page 42.

Named Executive Officer	Base Pay ($)	Target Bonus ($)	Actual Bonus(1) ($)	% of Target	Target Long- Term Incentive(2) ($)	Actual Long- Term Incentive(2) ($)	% of Target(3)	Target Total Direct Comp. ($)	Actual Total Direct Comp. ($)	% of Target(4)

Howard Schultz	1,400,000	2,100,000	2,982,000	142%	9,640,000	12,000,000	124%	13,140,000	16,382,000	125%

Troy Alstead	670,000	502,500	667,833	133%	1,400,000	3,000,000	214%	2,572,500	4,337,833	169%

Clifford Burrows	685,000	513,750	633,822	123%	1,400,000	3,000,000	214%	2,598,750	4,318,822	166%

John Culver	550,000	412,500	567,188	138%	1,400,000	1,750,000	125%	2,362,500	2,867,188	121%

Jeff Hansberry	490,000	318,500	598,653	188%	1,100,000	1,400,000	127%	1,908,500	2,488,653	130%

Annie Young-Scrivner	518,000	336,700	451,178	134%	1,100,000	1,400,000	127%	1,954,700	2,369,178	121%

Arthur Rubinfeld	487,000	316,550	424,177	134%	1,100,000	1,900,000	173%	1,903,550	2,811,177	148%

(1)

The “Actual Bonus” column represents bonus payouts under the Executive Management Bonus Plan, which are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. (See page 40.)

(2)

The “Target Long-Term Incentive” and “Actual Long-Term Incentive” columns represent the economic value of target and actual annual long-term incentive awards granted in November 2011 reflecting fiscal 2011 performance. (See page 32 for more information regarding these awards and what we mean by “economic value.”)

(3)	The NEOs received above-target long-term incentive compensation based on strong fiscal 2011 performance.
(4)	The NEOS received above-target total direct compensation as a result of achieving above-target performance under the Executive Management Bonus Plan and strong fiscal 2011 performance.

In recognition of Mr. Schultz’s leadership in driving record fiscal 2011 performance and the board’s desire to retain Mr. Schultz as the chief executive officer for at least the next three years, in November 2011 the independent directors of the board approved a special grant of RSUs for Mr. Schultz with an economic value of $12.0 million and 100% vesting on the third anniversary of the grant date. This retention grant, which is not reflected in the table above, is subject to the attainment of a performance threshold of positive cumulative net income over the vesting period and Mr. Schultz’s continued employment as the Company’s chief executive officer through the vesting date. The award was structured to qualify as performance-based and therefore is intended to be deductible under Section 162(m) of the Internal Revenue Code. Messrs. Hansberry and Rubinfeld also received special time-based RSU awards in November 2011, which are not reflected in the table above, with an economic value of $2.0 million and $1.0 million, respectively. Mr. Hansberry’s special RSU award was granted to recognize his significant work in growing the Company’s global consumer products group and foodservice (“CPG/FS”) presence and building the CPG/FS infrastructure, as well as to increase his equity stake in the Company and to promote retention. Mr. Rubinfeld’s special RSU award was granted in recognition of his complete transformation of global store development, including rebalancing the store portfolio and reestablishing world-class store design, and to promote retention.

Named Executive Officer	Special Retention Award ($)
Howard Schultz	12,000,000
Jeff Hansberry	2,000,000
Arthur Rubinfeld	1,000,000

Base Salary

The Compensation Committee generally reviews and adjusts base salaries annually at its November meeting, with new salaries effective in late November or early December. In November 2010, the Committee approved (and with respect to Mr. Schultz, the Committee recommended and the independent directors approved), the following base salary increases, which became effective in December 2010:

	Base Salary
Named Executive Officer	Fiscal 2011 ($)	Fiscal 2010 ($)	% Change
Howard Schultz	1,400,000	1,300,000	7.7%
Troy Alstead	670,000	550,000	21.8%
Clifford Burrows	685,000	650,000	5.4%
John Culver	550,000	525,000	4.8%
Jeff Hansberry	490,000	480,000	2.1%
Annie Young-Scrivner	518,000	500,000	3.6%
Arthur Rubinfeld	487,000	470,000	3.6%

The independent directors increased Mr. Schultz’s fiscal 2011 base salary in recognition of his exceptional performance and his leadership in driving outstanding fiscal 2010 results, placing his base salary significantly above the median range of his peers at our comparator group companies. Fiscal 2011 base salary increases were approved for all other NEOs in recognition of their individual performance in fiscal 2010. Additionally, Mr. Alstead’s increase aligned his base salary with the median of his peers at our comparator group companies, as the Committee had maintained his salary below the median range for his first two years as chief financial officer. Following the salary adjustments, base salaries for Mr. Burrows, Ms. Young-Scrivner and Mr. Rubinfeld were within the median range. Mr. Culver’s and Mr. Hansberry’s salaries were slightly below the median range, as they were new to their roles.

Annual Incentive Bonus

Overview of Annual Incentive Bonus. For fiscal 2011, all of the executive officers with the title of executive vice president or above participated in the Executive Management Bonus Plan. For fiscal 2011, the target annual incentive bonuses as a percentage of base salary remained unchanged from fiscal 2010 for all NEOs. (See table below.) The target bonuses positioned each NEO’s target cash compensation within the median range of our comparator group companies, with the exception of Mr. Culver whose target cash compensation was slightly below the median range.

The total annual incentive bonus award actually delivered to each executive for fiscal 2011 was determined based on the extent to which the objective performance goals, both primary and secondary (see below), and individual performance goals were achieved based on fiscal 2011 performance. Mr. Schultz’s bonus was based solely on objective performance goals. The primary objective goal also acts as a modifier for the individual performance goals; if the primary objective target is exceeded, then the payout with respect to the individual performance goals will be increased by a corresponding extent and if the primary objective target is below target or is not met, then the payout with respect to the individual performance goals will be decreased by a corresponding extent. The Executive Management Bonus Plan, as in effect for fiscal 2011, authorizes a payout of up to $3.5 million to any executive officer for any single fiscal year based on achievement of objective performance goals. In addition, consistent with our pay for performance philosophy, participating executives do not receive any portion of the annual incentive bonus award under the Executive Management Bonus Plan if they achieve below 80% of their individual performance goals. The possible payouts for each NEO of the annual incentive bonus award based on achievement of threshold, target and maximum performance levels are disclosed in the Fiscal 2011 Grants of Plan-Based Awards table on page 42.

Objective Performance Goals (primary and secondary).  For fiscal 2011, the primary objective performance goal for the NEOs with responsibilities that cross business units, Messrs. Schultz, Alstead and Rubinfeld, and Ms. Young-Scrivner, was “adjusted consolidated operating income.” For NEOs responsible for a single business unit, the performance goal was “adjusted business unit operating income” -- U.S. for Mr. Burrows, International for Mr. Culver, and CPG/FS for Mr. Hansberry. The secondary objective performance goal for all NEOs was “adjusted earnings per share.” The weighting (as a percentage of each executive’s target annual incentive bonus amount) among the goals, including the individual performance goals, for each of the NEOs for fiscal 2011 was as follows:

	Target Bonus (as a % of Base Salary)	Goal Weighting
Named Executive Officer		Primary Objective Goal (%)	Secondary Objective Goal (%)	Individual Goals (%)
Howard Schultz	150	50	50	N/A
Troy Alstead	75	50	30	20
Clifford Burrows	75	50	30	20
John Culver	75	50	30	20
Jeff Hansberry	65	50	30	20
Annie Young-Scrivner	65	50	30	20
Arthur Rubinfeld	65	50	30	20

For compensation purposes, consolidated operating income is the total of all business units’ operating income less total unallocated corporate expenses, and business unit operating income equals the revenues of the business unit less their operating expense. These primary objective measures are adjusted to exclude the impact of certain items, such as restructuring costs and significant acquisitions or dispositions of businesses or assets. In addition to the adjustments that are reflected in our non-GAAP numbers for fiscal 2011, the primary objective performance measures were adjusted under the Executive Management Bonus Plan as follows: Consolidated Operating Income was adjusted to remove the impact of significant, unusual and/or non-recurring events, certain foreign currency fluctuations and mark to market adjustments to our Management Deferred Compensation Plan; and International Business Unit and CPG/FS Business Unit Operating Income were adjusted to remove the impact of certain foreign currency fluctuations.

We chose these measures because they reflect Company and business unit performance, are easy to track and are communicated on a quarterly basis through the Company’s quarterly earnings press releases and conference calls. Since business unit operating income and consolidated operating income track core operating performance and because our business unit leaders have direct responsibility over business unit operating income, we based a greater percentage of the total annual incentive bonus on the primary objective performance measure versus the secondary objective performance measure (except for Mr. Schultz, whose goals included only Company performance measures). We used adjusted consolidated operating income, adjusted business unit operating income and adjusted earnings per share rather than those measures as calculated in accordance with GAAP because we believe the adjusted measures give executives a target that is within their sphere of control and accountability and can more effectively motivate executives to achieve the performance goals. We used the same adjusted measures for our broader-based management incentive plan.

To provide increased incentives for better performance, the primary objective measure had a sliding scale that provided for annual incentive bonus payouts greater than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was greater than the target (up to a maximum 200% payout) or less than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was lower than the target (down to a threshold of 20% of target payout, below which the payout would be $0). In setting the objective performance targets, we consider target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders is appropriate. The Compensation Committee and the independent directors have the discretion to reduce the awards paid under the Executive Management Bonus Plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved.

Tied to a very challenging fiscal 2011 annual operating plan, the scales were set by the Compensation Committee so that the payout potential accelerated as the target and maximum performance levels were achieved to incentivize participants to reach or exceed these stretch goals. The targets were designed to be challenging while recognizing significant economic uncertainties, including continued consumer spending restraint and volatility of commodities, specifically coffee. The fiscal 2011 performance targets and results for the primary objective measure are as follows:

Primary Objective Measure	Threshold (in Millions US$)	Target (in Millions US$)	Maximum (in Millions US$)	Adjusted Actual Performance (in Millions US$)	% Payout
Adjusted U.S. Business Unit Operating Income	1,440.7	1,518.7	1,774.1	1,562.6	107%
Adjusted International Business Unit Operating Income	282.7	298.0	348.1	314.7	127%
Adjusted CPG/FS Business Unit Operating Income	207.0	216.6 –219.7	254.9	262.9	200%
Adjusted Consolidated Operating Income	1,493.4	1,562.4 –1,585.4	1,834.4	1,668.3	127%(1)

(1)

Management recommended and the Compensation Committee (and with respect to Mr. Schultz, the independent directors) exercised its discretion under the Executive Management Bonus Plan and lowered the fiscal 2011 adjusted consolidated operating income achievement from 127% to 122% to align the payout to the weighted average achievement of the business units. The result of this reduction is shown in the bonus payout table below.

The fiscal 2011 secondary objective performance measure was adjusted earnings per share, with target adjusted earnings per share of $1.36-$1.38, adjusted to reflect the impact of significant acquisitions. To provide increased incentive for better performance, the secondary objective performance measure had a sliding scale that provided for bonus payouts greater than the target bonus if adjusted earnings per share was $1.39 or more (up to a maximum 200% payout for $1.60 or greater) or less than the target bonus if adjusted earnings per share was $1.35 or lower (down to a 20% threshold payout for adjusted earnings per share of $1.30, below which the payout would be $0). Fiscal 2011 adjusted earnings per share was $1.52, resulting in a 162% payout with respect to the secondary objective performance measure.

Individual Performance Goals.  For fiscal 2011, all NEOs participating in the Executive Management Bonus Plan had individual performance goals under the plan, other than Mr. Schultz. Individual annual incentive bonus goals vary depending on our strategic plan initiatives and each executive’s responsibilities. We set the weighting for individual goals at 20% of the total target annual incentive amount in fiscal 2011. In November 2010, the Committee set individual goals for fiscal 2011 under the Executive Management Bonus Plan for each of the NEOs that were tied to numerous specific objectives within their business units or operational areas within each of the following four goal categories: (i) business performance; (ii) operational excellence; (iii) people development; and (iv) diversity. For fiscal 2011, each of the NEOs achieved above 95% of their individual performance goals.

Fiscal 2011 Performance under the Executive Management Bonus Plan.  After the end of fiscal 2011, the Compensation Committee determined the extent to which the performance goals were achieved, and subsequently approved and certified the amount of the award to be paid to each participant (other than Mr. Schultz) in the Executive Management Bonus Plan. The Compensation Committee recommended to the independent directors (who approved) the amount of the award to be paid to Mr. Schultz under the Executive Management Bonus Plan. Our strong fiscal 2011 financial performance exceeded the target primary and secondary objective performance goals, and our NEOs performed well against their individual goals. As a result, consistent with our pay for performance philosophy, annual incentive bonus payouts for fiscal 2011 exceeded target bonuses for our NEOs. The table below shows the fiscal 2011 actual payout levels for each component of the Executive Management Bonus Plan, based on achievement of the performance metrics, and the aggregate fiscal 2011 annual incentive payouts, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table on page 40.

Fiscal 2011 Executive Management Bonus Plan Payout
Named Executive Officer	Payout for Primary Objective Performance Goal (%)	Payout for Secondary Objective Performance Goal (%)	Payout for Individual Performance Goals (%)	Total Payout ($)	Target Bonus (as a % of Base Salary)	Total Payout (as a % of Base Salary)
Howard Schultz	122(1)	162	n/a	2,982,000	150	213.0
Troy Alstead	122(1)	162	95.5	667,833	75	99.7
Clifford Burrows	107	162	99.4	633,822	75	92.5
John Culver	127	162	100.0	567,188	75	103.1
Jeff Hansberry	200	162	98.4	598,653	65	122.2
Annie Young- Scrivner	122(1)	162	100.0	451,178	65	87.1
Arthur Rubinfeld	122(1)	162	100.0	424,177	65	87.1

(1)

This primary objective payout achievement percentage for adjusted consolidated operating income was lowered from 127% to 122% by the Compensation Committee as described in footnote 1 to the table above. The decrease also negatively impacted the payout for the individual performance goals for all NEOs, except for Mr. Schultz whose bonus was based solely on the objective performance goals.

For fiscal 2012, the Compensation Committee (and with respect to Mr. Schultz, the independent directors) have approved changes to the Executive Management Bonus Plan, such that the annual incentive bonus will be based on the achievement of primary, secondary and tertiary objective performance goals, with a 50%, 30%, and 20% weighting, respectively. The tertiary objective performance goal of return on invested capital (ROIC) replaces individual performance goals for NEOs and will also apply to Mr. Schultz, whose bonus had been based solely on primary and secondary performance goals. The primary and secondary objective measures will remain adjusted operating income and adjusted earnings per share, respectively, for fiscal 2012.

Long-Term Incentive Compensation

Overview of Annual Long-Term Incentive Awards.  Executives were granted long-term performance-based compensation for fiscal 2010 and for fiscal 2011 in the form of stock options and performance RSUs. The Compensation Committee views stock options and performance RSUs as appropriate equity vehicles to reward our executives for past performance while incentivizing them to drive long-term company performance, thereby aligning our executives’ interests with the long-term interests of shareholders. The Committee determined to grant these awards with half (50%) in stock options and half (50%) in performance RSUs. The Committee selected the 50%/50% weighting to balance between the shareholder value incentives reflected in stock options, which have exercise prices of no less than the stock price on the date of grant and therefore provide value only if our stock price increases over time, and performance RSUs, which are earned based on achievement of objective, pre-established performance goals and, once earned, are subject to additional time-based vesting requirements. Although the value of performance RSUs is impacted by our stock price during the vesting period, performance RSUs serve to retain executives as they have a more stable value than stock options during periods of stock price volatility.

The table below reflects the economic value of annual long-term incentive awards established for each of the last two fiscal years. Economic value is a valuation method applied by the company to determine the size of equity grants on a normalized basis across its employee groups. Because it is calculated in advance of the actual grants and may use different assumptions than are applied to individual awards for accounting purposes, the economic value of awards may be higher or lower than the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

Economic Value of Annual Long-Term Incentive Compensation Awards
Named Executive Officer	Awarded in Fiscal 2012 (for fiscal 2011 performance) ($)		Awarded in Fiscal 2011 (for fiscal 2010 performance) ($)
Howard Schultz	12,000,000	(1)	11,000,000
Troy Alstead	3,000,000		2,100,000	(2)
Clifford Burrows	3,000,000		2,100,000	(2)
John Culver	1,750,000		1,750,000
Jeff Hansberry	1,400,000	(1)	1,020,000
Annie Young-Scrivner	1,400,000		1,632,000
Arthur Rubinfeld	1,900,000	(1)	1,632,000

(1)	Does not include special retention awards of $12 million for Mr. Schultz, $2 million for Mr. Hansberry and $1 million for Mr. Rubinfeld. (See page 28.)
(2)	Does not include special one-time RSU awards of $1.0 million each. (See page 33.)

Annual long-term incentive awards granted in fiscal 2011 for fiscal 2010 performance resulted in actual total direct compensation that was significantly above the median range for Messrs. Schultz, Alstead, Burrows and Ms. Young-Scrivner, and within the median range for Messrs. Culver, Hansberry and Rubinfeld. Despite challenging economic and consumer environments in fiscal 2010, our executive officers contributed to a year of continuous, quantifiable improvement and progress in our business and delivered record fourth-quarter and full-year financial and operating results. Individual contributions to the Company’s success were the drivers for the above-market positioning.

Annual long-term incentive awards granted in fiscal 2012 for fiscal 2011 performance resulted in actual total direct compensation that was significantly above the median range for all NEOs, with the exception of Mr. Hansberry, whose actual total direct compensation was slightly above median. For Mr. Schultz, the independent directors approved a long-term incentive award that positioned his actual total direct compensation above the 75th percentile to recognize his leadership in delivering record results and the Company’s stellar performance relative to that of our comparator companies. Each of the other NEO’s actual total direct compensation was positioned well above market in recognition of the Company’s exceptional fiscal 2011 performance and strong individual performance.

Performance RSUs.  Our performance RSU awards include a one-year performance period based on achievement of adjusted earnings per share for the fiscal year in which they are granted followed by a vesting schedule of 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. For annual performance RSU awards granted in November 2010, the actual number of performance RSUs earned was based on achievement of adjusted earnings per share for fiscal 2011. Target adjusted earnings per share for fiscal 2011 performance was $1.36-$1.38. To provide increased incentive for better performance, the fiscal 2011 performance measure for the performance RSUs had a sliding scale so that each NEO could achieve from 0% (for adjusted earnings per share below $1.30) to 200% (for adjusted earnings per share of $1.60 or greater) of the target award amount. Fiscal 2011 adjusted earnings per share was $1.52, which resulted in each of the NEOs earning 162% of the target fiscal 2011 performance RSU award. The number of fiscal 2011 performance RSUs that could have been earned by each NEO based on adjusted earnings per share achievement at threshold, target and maximum performance levels are disclosed in the Fiscal 2011 Grants of Plan-Based Awards table on page 42. The amounts shown in the table below represent the actual number of 2011 performance RSUs earned by each NEO for fiscal 2011 performance.

Fiscal 2011 Performance RSUs
Named Executive Officer	Target Number of Shares Awarded	Earned Number of Shares Awarded
Howard Schultz	178,658	289,426
Troy Alstead	34,108	55,255
Clifford Burrows	34,108	55,255
John Culver	28,423	46,045
Jeff Hansberry	16.567	26,839
Annie Young-Scrivner	26,506	42,940
Arthur Rubinfeld	26,506	42,940

Special Equity Awards.  In certain circumstances we grant discretionary equity awards in order to retain key executives, recognize expanded roles and responsibilities, or recognize exceptional performance. In addition to their annual-long-term incentive award granted in November 2010, we awarded Messrs. Alstead and Burrows discretionary equity awards in the form of time-based RSUs with an economic value of $1.0 million for each. Mr. Alstead’s and Mr. Burrows’ special RSU awards were granted to recognize their significant contributions to stabilizing the Company and supporting its transformational agenda in fiscal 2010. (These awards are included in the Summary Compensation Table on page 40 and the Fiscal 2011 Grants of Plan-Based Awards table on page 42.)

In addition to Mr. Schultz’s annual long-term incentive award granted in November 2011, the independent directors of the board approved a special retention grant of performance RSUs for Mr. Schultz with an economic value of $12.0 million and 100% vesting on the third anniversary of the grant date, subject to the attainment of a performance threshold of positive cumulative net income over the vesting period and Mr. Schultz’s continued employment as the Company’s chief executive officer through the vesting date. This special award recognizes Mr. Schultz’s leadership in driving record 2011 performance, and the board’s desire to retain Mr. Schultz as the chief executive officer for at least the next three years. The award was structured to qualify as performance-based and therefore is intended to be deductible under Section 162(m) of the Internal Revenue Code. Messrs. Hansberry and Rubinfeld also received special time-based RSU awards in November 2011, with an economic value of $2.0 million and $1.0 million, respectively. Mr. Hansberry’s special RSU award was granted to recognize his significant work in growing the Company’s global CPG/FS presence and building the CPG/FS infrastructure, as well as to increase his equity stake in the Company and promote retention. Mr. Rubinfeld’s special RSU award was granted in recognition of his complete transformation of global store development, including rebalancing the store portfolio and reestablishing world-class store design, and to promote retention.

Other Compensation

Sign-on Bonuses and New Hire Equity Awards.  We pay sign-on, first-year guaranteed and other discretionary bonuses and grant new-hire equity awards when necessary or appropriate, including to attract top-executive talent from other companies. Executives we recruit often must forfeit unrealized value in the form of unvested equity and other forgone compensation opportunities provided by their former employers. Sign-on and first-year guaranteed bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one to two years) after joining us, and new-hire equity awards are subject to a time-based vesting period. We did not award a sign-on cash bonus or new-hire equity award to any NEO for fiscal 2011.

Perquisites and Other Executive Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the NEOs is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table on page 40 and detailed in the Fiscal 2011 All Other Compensation Table on page 41. We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. In the Compensation Committee’s view, some of the perquisites and other benefits, particularly home and personal security services, are provided primarily for the Company’s benefit notwithstanding the incidental personal benefit to the executive. We provided the following perquisites to NEOs in fiscal 2011:

•

Security.  Under our executive security program, we provide security services to Mr. Schultz and certain other executives. Security services include home security systems and monitoring and, in the case of Mr. Schultz, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile CEOs such as Mr. Schultz. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. Therefore, we consider the costs associated with these benefits to be appropriate and necessary business expenses notwithstanding the incidental personal benefit to the executive. For fiscal 2011, Mr. Schultz reimbursed the Company for incremental cost in excess of $200,000 for personal security.

•

Personal Use of Corporate Aircraft.  Under our corporate aircraft use policy, Mr. Schultz and, under certain circumstances, other members of management are permitted limited personal use of our corporate-owned aircraft, but are required to reimburse Starbucks for the incremental costs attributable to their personal use. Those reimbursements are discussed in the section “Certain Relationships and Related Transactions” on page 56. In addition, family members or other guests occasionally accompany Mr. Schultz on business trips when space is available. We do not incur any aggregate incremental costs for this use, but it is treated as imputed income to Mr. Schultz under IRS rules.

•

Executive Physicals.  We offer to pay for an annual physical examination for all partners at the senior vice president level and above, which includes our executive officers. We provide these physicals at minimal cost for the Company’s benefit, in an effort to minimize the risk of losing the services of senior management due to unforeseen significant health issues.

•

Executive Life and Disability Insurance.  We provide life and disability insurance to all partners at the vice president level and above, including all of our executive officers, at a higher level than is provided to partners generally. We believe this is a common benefit offered to management employees in comparable positions by comparator group companies.

•

Relocation Package.  We provide relocation assistance to some manager-level partners and all partners at the director level and above, including our executive officers. In fiscal 2011, Ms. Young-Scrivner and Mr. Hansberry each received assistance in connection with their relocation to Seattle upon joining the Company. We believe this is a common benefit included in new hire and new assignment packages for management.

•

Expatriate Package.  Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf. Mr. Burrows, prior to assuming his role as president, Starbucks Coffee U.S. in March 2008, was located in the Netherlands as an expatriate from the United Kingdom. He receives expatriate benefits limited to certain tax preparation assistance related to equity income taxable due to his Dutch expatriate assignment. Starbucks incremental cost in fiscal 2011 for these perquisites is reported in the Summary Compensation Table on page 40 and detailed in the Fiscal 2011 All Other Compensation Table on page 41. We believe these are common packages offered to expatriated employees at other large global companies.

Deferred Compensation.  Executives, as well as partners at the director level and above, are eligible to defer cash compensation under the Management Deferred Compensation Plan, and certain key partners previously were eligible to defer gains from equity awards under the 1997 Deferred Stock Plan. We offer participation in the Management Deferred Compensation Plan to directors and above, including executives, because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar tax-efficient means of saving for retirement. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants. The investment alternatives available to Management Deferred Compensation Plan participants are identical to those available to 401(k) plan participants. Effective January 1, 2011, we ceased making Company matching contributions under the Management Deferred Compensation Plan. (See page 46.)

General Partner Benefits.  Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•    We offer a comprehensive benefits package, including health care insurance, to all eligible partners in the United States and locally competitive benefits packages in other countries.

•    Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock at through payroll deductions at a 5% discount to the market price on the last trading day of the purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Comparator Group Companies and Benchmarking

The Compensation Committee refers to executive compensation surveys prepared by Towers Watson when it reviews and approves executive compensation. The surveys reflect compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which help the Compensation Committee set compensation at competitive levels. The Compensation Committee, with assistance from F.W. Cook & Co., annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The Committee’s primary selection criteria are industry (specialty retail, consumer products and restaurants), size (revenue and market capitalization), and geography or scope (global reach); secondary selection criteria are brand recognition, performance (revenue growth, earnings per share growth and total shareholder return growth), as well as other considerations, including companies with which we compete for executive talent or customers, and companies known for innovation.

As a result of the Committee’s review in June 2011, two new companies (Kellogg and PepsiCo) were added and three companies, (Clorox, FedEx and Whole Foods) were removed from the comparator group, as shown below. Although the Compensation Committee prefers to keep the comparator group substantially the same from year to year, the Committee believes creating a balance between the number of specialty retail and consumer products companies, better aligns with the Company’s strategic plan and focus on an integrated distribution model.

Starbucks Fiscal 2011 Executive Compensation Comparator Group Companies

Specialty Retail	Consumer Products	Restaurants

Bed Bath & Beyond	Avon Products	Darden Restaurants
Best Buy	~~Clorox~~	McDonald’s
Coach	Colgate-Palmolive	YUM! Brands
Gap	General Mills
Limited Brands	Hershey Foods	Supply Chain/Logistics
Polo Ralph Lauren	Kellogg	~~FedEx~~
Staples	NIKE
~~Whole Foods~~	PepsiCo

The former comparator group was used by the Compensation Committee and independent directors in connection with its fiscal 2011 target total direct compensation decisions and its fiscal 2010 performance-driven compensation decisions made in November 2010. The new comparator group was used by the Compensation Committee and independent directors in connection with its fiscal 2011 performance-driven decisions made in November 2011.

When determining each element of target total direct compensation, the Compensation Committee reviews comparator group data on a one-year and three-year basis. The 2010 data in the table below, which the Committee used at its November 2010 meeting, shows where we ranked among the 18 former comparator group companies plus Starbucks as of the end of fiscal 2010. The 2011 data in the table below, which the Committee used at its November 2011 meeting, shows where we ranked among the 17 new comparator group companies plus Starbucks as of the end of fiscal 2011. In 2011, we improved our position in all categories and ranked first in earnings per share growth and net income growth for both one-year and three-year performance periods. In addition, the Company’s total shareholder return over the fiscal 2011 prior one- and three-year periods was 46% and 37%, respectively.

Ranking
One-Year Performance	2011	2010
Revenue growth	6th	10th
Earnings Per Share growth	1st	2nd
Net Income growth	1st	2nd
Total Shareholder Return	2nd	8th

Three-Year Performance	2011	2010
Revenue growth	9th	15th
Earnings Per Share growth	1st	11th
Net Income growth	1st	9th
Total Shareholder Return	2nd	14th

The Compensation Committee compares each executive officer’s base salary, target annual incentive bonus and target long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions at comparator group companies. The Compensation Committee sets target total direct compensation for executives within approximately the median (or 50th percentile) range among comparator group companies (based on the Company’s performance in accordance with its annual operating plan). The Compensation Committee considers the median range to generally be plus or minus 10% for base salary, plus or minus 15% for target total cash compensation and plus or minus 20% for target total direct compensation. The Compensation Committee believes that setting target total direct compensation within the median range helps achieve the executive compensation program objectives and design described above. However, target total direct compensation for each executive may vary from the 50th percentile of comparator group companies depending on the factors the Compensation Committee considers most relevant each year, as previously explained. Fiscal 2011 target total direct compensation for Mr. Schultz was positioned above the median range. For all other NEOs, target total direct compensation was within the median range, except for Ms. Young-Scrivner’s whose target total direct compensation was slightly above median.

Other Policies and Considerations

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

Starbucks provided shareholders a “say on pay” advisory vote on its executive compensation in 2011 under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. At our 2011 Annual Meeting of Shareholders, shareholders expressed substantial support for the compensation of our NEOs, with approximately 98% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2011 advisory vote at its September meeting. The Compensation Committee also considered many other factors in evaluating Starbucks executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a comparator group of peers, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary + annual bonus + long-term incentive compensation) mix to encourage our executives to take appropriate risks aimed at improving Company performance and driving long-term shareholder value. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company, business unit and, where appropriate, individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Additional time-based vesting requirements for earned performance RSUs;

•	Stock ownership and holding requirements;

•	Prohibition on hedging Company stock that applies to all partners; and

•	Clawback policy (our Recovery of Incentive Compensation Policy described on page 38).

Consistent with SEC disclosure requirements, the Compensation Committee has assessed our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, and has concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tally Sheets

When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive: (i) targeted value of base pay, annual incentive bonus and equity grants for the current year and each of the past several years; (ii) actual realized value of each compensation component; (iii) unrealized value from prior equity grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control or any severance arrangement, which for Starbucks includes only amounts from the acceleration of equity award vesting. Although tally sheets do not drive individual executive compensation decisions, they help the Compensation Committee to understand the total compensation being delivered to executives and to validate the strategy of paying a substantial majority of executive compensation in the form of variable compensation. In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the NEO’s benefits and perquisites. For fiscal 2011, there were no changes to the NEOs’ benefits and perquisites based on the Compensation Committee’s review of tally sheets.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. In addition, the Compensation Committee reviews executive compensation in the same manner for each of the NEOs, including our chairman, president and chief executive officer.

Our ceo is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. For fiscal 2011, Mr. Schultz’s base salary was set at $1.4 million. Mr. Schultz receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other NEOs. Given Mr. Schultz’s responsibility for overall Company performance, the independent directors believe that compensating the ceo at a higher level than the other executives and weighting the ceo’s total compensation more heavily toward long-term incentive compensation is consistent with market practices and appropriately reflects the contributions of our ceo.

We believe the fiscal 2011 target total direct compensation for the NEOs other than Mr. Schultz in relation to the compensation targeted for Mr. Schultz and to one another was reasonable and appropriate given each executive’s responsibilities and fiscal 2010 performance. For fiscal 2011, the differences in pay among our NEOs relative to each other and Mr. Schultz are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Employment Agreements

Although we typically sign a letter arrangement with an executive officer upon hire or promotion noting that the executive is employed “at will,” these agreements typically do not provide for severance upon termination. None of our NEOs have employment or severance agreements.

Change-in-Control and Termination Arrangements

We do not provide any special change-in-control benefits to executives. Consistent with our “Total Pay” philosophy, our only change-in-control arrangement, which applies to all partners with equity compensation awards, is accelerated vesting of equity. Our equity awards contain a “double trigger” accelerated vesting provision, meaning that unvested stock options and unvested restricted stock units will accelerate vesting only if (i) there is a change in control and (ii) either (a) stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company and the partner is terminated or resigns for good reason within one year after the change in control or (b) stock options or RSUs are not assumed or substituted with stock options or RSUs of the surviving company, in which case they vest immediately upon a change in control. We believe that it is appropriate to provide double-trigger accelerated vesting benefits because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.

We occasionally offer a severance benefit arrangement for a new executive officer to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company. None of our NEOs for fiscal 2011 have any such severance benefit arrangement.

Executive Stock Ownership Guidelines

In September 2007, stock ownership guidelines were established for executive officers to encourage our executives to have a long-term equity stake in Starbucks and align their interests with the interests of shareholders. Those guidelines were amended in November 2010 to provide that each executive officer must hold a multiple of his or her annual base salary in Starbucks stock and to introduce a holding requirement as follows:

Position	Ownership Requirement (multiple of base salary)
Chairman, president and chief executive officer	6x
Presidents, chief financial officer and chief marketing officer	3x
Other executive officers	2x

Each executive officer generally has five years to achieve the minimum ownership requirement. Until the ownership requirement is satisfied, the executive officer is required to hold 50% of the net shares received upon the exercise of stock options and 50% of the net shares received upon the vesting of RSUs. Effective October 2011, the ownership requirement for Messrs. Hansberry and Rubinfeld and Ms. Young-Scrivner increased from 2 times to 3 times salary. They were each given an additional year to meet this requirement.

In addition to shares held outright, the unrealized value of vested, in-the-money stock options counts for up to 25% of the ownership requirement. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Unvested time-based and performance RSUs do not count towards the ownership threshold. With the exception of Mr. Hansberry and Ms. Young-Scrivner, who were hired in 2010 and 2009, respectively, all NEOs exceed their ownership requirement.

Recovery of Incentive Compensation Policy

During its November 2009 meeting, the board of directors, upon the recommendation of the Compensation Committee, approved the Recovery of Incentive Compensation Policy. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement and (ii) a lower or no bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results (the financial results that would have pertained absent such fraudulent activity). The policy became effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010.

Equity Grant Timing Practices

Most equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the Monday following the date the Compensation Committee approves the awards. Annual awards for partners are granted pursuant to a formula based on a specified dollar amount, with the number of shares and exercise price for each option grant determined based on the closing market price of our stock on the grant date and the number of shares for each RSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Compensation Committee approves annual awards for partners at the senior vice president level and above. The Compensation Committee has delegated authority to the ceo to make annual grants, within certain parameters, to partners at the vice president level and below, and to newly hired or newly promoted partners with titles of senior vice president or below. All other new hire/promotion grants are approved by the Compensation Committee. Annual and initial awards for non-employee directors are approved by the board of directors, as described on page 20. Annual awards for directors are granted at the same time as annual awards to executives, and initial awards are granted on the date the new director is appointed or elected to the board, or the first open trading date after the appointment or election date.

Policy Prohibiting Hedging Transactions

In November 2010, the board of directors amended the Starbucks Corporation Insider Trading Policy to prohibit Starbucks partners from engaging in hedging transactions designed to off-set decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.”

Tax Deductibility of Executive Compensation

The Compensation Committee also considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the ceo and the three other most highly compensated named executive officers (excluding the chief financial officer). In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. To satisfy requirements under Section 162(m), certain executive compensation decisions were approved by the Performance Compensation Subcommittee (“Subcommittee”) of the Compensation Committee, and reference to the Compensation Committee includes the Subcommittee. Because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed.

We generally intend annual incentive and long-term performance awards to be tax-deductible to Starbucks but we have the flexibility to pay non-deductible compensation when necessary to achieve our executive compensation objectives. We intend to claim deductions under Section 162(m) for the portion of fiscal 2011 Executive Management Bonus Plan payments based on objective performance criteria other than individual performance and stock options granted in fiscal 2011.

Compensation paid to executives covered by Section 162(m) that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance-based compensation, exceeds $1 million in any fiscal year. For fiscal 2011, the following elements of compensation were not intended to qualify as tax-deductible under Section 162(m): base salary, time-based restricted stock units, performance RSUs, the portion under the Executive Management Bonus Plan based on individual performance goals and certain other compensation. For fiscal 2011, other compensation paid to Mr. Schultz included: (i) imputed income related to travel by Mr. Schultz’s family members on certain flights using corporate aircraft and (ii) imputed income for life and long-term disability insurance premiums paid by Starbucks.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2011 Form 10-K and this proxy statement.

Respectfully submitted,

Kevin R. Johnson (Chair)

Olden Lee

James G. Shennan, Jr.

Javier G. Teruel

Myron E. Ullman, III

Summary Compensation Table

The following table sets forth information regarding the fiscal 2011 compensation for our chief executive officer, chief financial officer, our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2011, and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2011 (collectively, our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2009 and/or fiscal 2010 compensation for Messrs. Schultz, Alstead, Burrows, Culver and Rubinfeld because they were also named executive officers in fiscal 2009 and/or fiscal 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Howard Schultz	2011	1,382,692		—	5,500,880	5,978,614	2,982,000	235,294	16,079,480
chairman, president and chief executive officer	2010	1,280,804		—	10,499,986	6,220,559	3,500,000	231,664	21,733,013
	2009	643,954	(1)	1,000,000	—	12,391,520	—	935,676	14,971,150
Troy Alstead	2011	649,231		—	2,050,337	909,284	667,833	10,608	4,287,293
chief financial officer and chief administrative officer	2010	549,615		—	1,400,016	681,712	822,525	4,116	3,457,984
	2009	430,385		59,252	257,998	423,401	243,000	1,119	1,415,155
Clifford Burrows	2011	678,942		—	2,050,337	909,284	633,822	53,391	4,325,776
president, Starbucks Coffee Americas and US	2010	663,154		—	1,400,016	681,712	972,075	73,388	3,790,345
	2009	595,000		139,570	515,997	448,378	436,865	88,415	2,224,225
John Culver	2011	545,673		—	875,144	757,738	567,188	24,800	2,770,543
president, Starbucks Coffee China and Asia Pacific	2010	523,654		—	969,978	904,028	787,500	206,680	3,391,840
Jeff Hansberry	2011	488,269		—	510,098	441,651	598,653	415,380	2,454,051
president, Channel Development and Seattle’s Best Coffee
Annie Young-Scrivner	2011	514,885		—	816,120	706,645	451,178	26,567	2,515,395
chief marketing officer and president, Tazo Tea
Arthur Rubinfeld	2011	484,058		—	816,120	706,645	424,177	19,900	2,450,900
president, Global Development	2010	483,769		—	1,140,017	555,111	611,000	7,923	2,797,820
	2009	450,000		77,360	515,997	448,378	316,778	4,082	1,812,595

(1)

Mr. Schultz’s base salary reported for fiscal 2009 represents an annual salary of $1.19 million; however, in January 2009, Mr. Schultz requested his base salary be decreased to $6,900 effective March 30, 2009. His base salary was reinstated to $1.19 million on September 28, 2009 and increased to $1.3 million effective December 1, 2009.

(2)

The amounts shown in these columns represent the aggregate grant date fair values of the stock options, time-based RSUs and performance RSUs awarded in 2011, 2010 and 2009, respectively. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2011 Form 10-K (note 12). The 2009 award values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair value rather than the amount expensed for financial statement reporting purposes for the fiscal year, as required by a change in SEC rules. The grant date fair value for performance RSUs is reported based upon the probable outcome of the performance conditions at the grant date in accordance with SEC rules. The value of the performance RSUs assuming achievement of the maximum performance level of 200% would have been: Mr. Schultz - $11,001,760; Mr. Alstead - $3,100,522; Mr. Burrows - $3,100,522; Mr. Culver - $1,750,288; Mr. Hansberry - $1,020,196; Ms. Young-Scrivner - $1,632,239; and Mr. Rubinfeld - $1,632,239. The assumed expected term of stock options shown in the Company’s 2011 Form 10-K (note 12) is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement-eligible. Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(3)	These amounts represent annual incentive bonus awards earned for fiscal 2011.
(4)	The table below shows the components of “All Other Compensation” for the named executive officers.

Fiscal 2011 All Other Compensation Table

Name	Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Security ($)(3)	Tax Gross-ups ($)(4)	Other ($)(5)		Total ($)
Howard Schultz	5,594	29,700	200,000	—	—	(6)	235,294
Troy Alstead	—	10,608	—	—	—		10,608
Clifford Burrows	4,017	24,800	5,070	—	19,504		53,391
John Culver	—	24,800	—	—	—		24,800
Jeff Hansberry	2,407	17,011	—	110,248	285,714		415,380
Annie Young-Scrivner	1,698	13,264	—	1,577	10,028		26,567
Arthur Rubinfeld	—	19,900	—	—	—		19,900

(1)	As more fully explained on page 34, these amounts include the premiums paid to the named executive officers under our executive life and disability insurance plans.

(2)

As more fully explained on page 35, these amounts include Company matching contributions to the accounts of the named executive officers in the Management Deferred Compensation Plan and the Company’s 401(k) plan.

(3)

As more fully explained on page 34, these amounts include the aggregate incremental costs to the Company of providing security services and equipment to the chairman, president and chief executive officer and certain other executives.

(4)	These amounts represent additional compensation for a tax equalization benefit received by the executive due to increased taxes and imputed income from his/her relocation.

(5)

As more fully explained on page 34, these amounts include $18,297 in expenses related to Mr. Burrows’ expatriate tax preparation fees, $285,714 in expenses related to Mr. Hansberry’s relocation to Seattle in connection with his joining Starbucks as president, Global Consumer Products and Foodservice and $8,075 in expenses related to Ms. Young-Scrivner’s relocation to Seattle in connection with her joining Starbucks as chief marketing officer. These amounts also include incremental costs to the Company of providing annual physical examinations to our NEOs.

(6)

As discussed on page 34, Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2011. Occasionally, Mr. Schultz’s family members and other guests accompany him on the corporate aircraft when he is traveling on Company business. This use does not result in aggregate incremental costs to the Company, but is treated as imputed income to Mr. Schultz under IRS rules.

Fiscal 2011 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2011 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2011.

Name	Award	Approval Date	Grant Date(1)	Potential Future Payouts Under Non-Equity Incentive Plan Awards(2)			Potential Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard Schultz	Annual Incentive	—	—	210,000	2,100,000	3,500,000	—	—	—	—	—	—	—
	Stock Options	11/10/10	11/15/10	—	—	—	—	—	—	—	525,466	30.79	5,978,614
	Performance RSUs	11/10/10	11/15/10	—	—	—	35,732	178,685	357,316	—	—	—	5,500,880
Troy Alstead	Annual Incentive	—	—	30,150	502,500	1,005,000	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10	—	—	—	—	—	—	—	100,316	30.79	909,284
	Performance RSUs	11/9/10	11/15/10	—	—	—	6,822	34,108	68,216	—	—	—	1,050,185
	Time-Based RSUs	11/9/10	11/15/10	—	—	—	—	—	—	32,483	—	—	1,000,152
Clifford Burrows	Annual Incentive	—	—	30,825	513,750	1,027,500	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10	—	—	—	—	—	—	—	100,316	30.79	909,284
	Performance RSUs	11/9/10	11/15/10	—	—	—	6,822	34,108	68,216	—	—	—	1,050,185
	Time-Based RSUs	11/9/10	11/15/10	—	—	—	—	—	—	32,483	—	—	1,000,152
John Culver	Annual Incentive	—	—	24,750	412,500	825,000	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10	—	—	—	—	—	—	—	83,597	30.79	757,738
	Performance RSUs	11/9/10	11/15/10	—	—	—	5,685	28,423	56,846	—	—	—	875,144
Jeff Hansberry	Annual Incentive	—	—	19,110	318,500	637,000	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10								48,725	30.79	441,651
	Performance RSUs	11/9/10	11/15/10				3,313	16,567	33,134				510,098
Annie Young-Scrivner	Annual Incentive	—	—	20,202	336,700	673,400	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10								77,960	30.79	706,645
	Performance RSUs	11/9/10	11/15/10				5,301	26,506	53,012				816,120
Arthur Rubinfeld	Annual Incentive	—	—	18,993	316,550	633,100	—	—	—	—	—	—	—
	Stock Options	11/9/10	11/15/10								77,960	30.79	706,645
	Performance RSUs	11/9/10	11/15/10				5,301	26,506	53,012				816,120

(1)

Annual option awards granted in November 2010 were approved by the independent directors on the recommendation of the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2010 grant, the grant date for the regular annual equity grant (which was approved on November 9, 2010, except for grants to Mr. Schultz which were approved on November 10, 2010) was the second business day after our fiscal 2010 earnings release; however, since the earnings release was before the November Compensation Committee and board meetings, the grant date, according to the policy, was the Monday following such meetings (Monday, November 15, 2010). The equity grant timing policy is described beginning on page 38.

(2)	Reflects information regarding awards under the Executive Management Bonus Plan.

(3)	Reflects time-based RSUs granted in November 2010 that will vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(4)	The grant date fair value for performance RSUs is reported based upon the probable outcome of the performance conditions at the grant date in accordance with SEC rules.

The following narrative discusses the material information necessary to understand the information in the tables above.

Equity Awards.  The amount of stock options granted to executive officers for the fiscal 2011 annual equity award was based on a target economic value for the total equity award value. The number of stock options granted was calculated by dividing 50% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The stock options shown in the table were awarded in early fiscal 2011. The target amount of performance RSUs for executive officers for fiscal 2011 was based on a target economic value for the total equity award value. The number of performance RSUs granted was calculated by dividing 50% of the total equity award value by the closing price of Starbucks stock on the date of grant.

A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section on page 32. All equity awards shown in this table were granted under the 2005 Key Employee Plan Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company, and expire 10 years after the date of grant. Time-based RSUs granted to Messrs. Alstead and Burrows will vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to continued employment with the Company. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant, subject to continued employment with us. Threshold amounts for the performance RSUs are based on the achievement of adjusted earnings per share at the threshold of $1.30, permitting 20% of the target performance RSU grant to be earned. Target amounts for the performance RSUs assume 100% achievement of adjusted earnings per share of $1.36-1.38. Maximum amounts for the performance RSUs are based on the achievement of adjusted earnings per share of $1.60 or greater, permitting 200% of the target performance RSU grant to be earned. All stock options will become fully vested and exercisable (i) if the recipient terminates his employment at or after the age of 55 and with at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described beginning on page 47 under “Equity Acceleration.” Restricted stock units do not accelerate upon retirement or death.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under the Executive Management Bonus Plan for fiscal 2011. Amounts shown are calculated as a percentage of fiscal 2011 year-end base salary. Threshold amounts for the primary objective goal are based on the achievement of the fiscal 2011 adjusted business unit operating income (for executives responsible for a single business unit) or adjusted consolidated operating income (for executives with responsibilities that cross business units) at the threshold amounts of $1.4 billion (adjusted U.S. business unit operating income), $282.7 million (adjusted International business unit operating income), $207.0 million (adjusted CPG/FS business unit operating income) and $1.493 billion (adjusted consolidated operating income), permitting a payout of 20% of the portion of the total bonus attributable to achievement of the primary objective goal under the Executive Management Bonus Plan. The threshold amount for the secondary objective goal is based on the achievement of fiscal 2011 adjusted earnings per share at the threshold of $1.30, permitting a payout of 20% of the portion of the total bonus attributable to achievement of the secondary objective goal under the Executive Management Bonus Plan. The threshold amounts disclosed in the table above assume a 0% payout under the primary objective goal, which modifies the individual bonus goals to 0%. As such, the amount listed assumes a minimum payout of 20% of the portion of the total bonus attributable to 20% achievement of the secondary objective goal only. See discussion and analysis regarding the Executive Management Bonus Plan beginning on page 29. Target bonus amounts assume achievement of the objective goals at the target amounts (as described beginning on page 30) and achievement of 100% of individual bonus goals. Maximum bonus amounts assume achievement of the objective goals at the maximum amount of 200% (as described beginning on page 30) and achievement of 100% of individual bonus goals. The named executive officers received a bonus payout under the Executive Management Bonus Plan for fiscal 2011 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

Outstanding Equity Awards at Fiscal 2011 Year-End Table

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of October 2, 2011. No named executive officer has any other form of equity award outstanding.

Name	Grant Date		Option Awards						Stock Awards
			Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Howard Schultz	11/15/10	(2)	525,466	—	525,466	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	289,426	10,792,696
	11/16/09	(2)	610,224	152,556	457,668	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	475,974	17,749,070
	11/17/08	(2)	2,714,947	1,357,474	1,357,473	—	8.64	11/17/18	—	—
	11/19/07	(2)	687,113	515,335	171,778	—	22.87	11/19/17	—	—
	11/20/06	(2)	544,218	544,218	0	—	36.75	11/20/16	—	—
	11/16/05	(4)	966,469	966,469	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	1,000,000	1,000,000	—	—	27.32	11/16/14	—	—
	11/20/03	(4)	1,100,000	1,100,000	—	—	15.23	11/20/13	—	—
	9/30/02	(4)	1,024,000	1,024,000	—	—	10.32	9/30/12	—	—
Troy Alstead	11/15/10	(2)	100,316	—	100,316	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	55,255	2,060,459
	11/15/10	(5)	—	—	—	—	—	—	32,483	1,211,291
	11/16/09	(2)	81,363	20,341	61,022	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	63,464	2,366,573
	12/18/08	(2)	52,910	26,456	26,454	—	9.59	12/18/18	—	—
	11/17/08	(2)	66,138	33,070	33,068	—	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	14,930	556,740
	5/8/08	(5)	—	—	—	—	—	—	11,104	414,068
	11/19/07	(2)	43,725	32,794	10,931	—	22.87	11/19/17	—	—
	11/20/06	(2)	33,120	33,120	—	—	36.75	11/20/16	—	—
	11/16/05	(4)	26,000	26,000	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	72,000	72,000	—	—	27.32	11/16/14	—	—
Clifford Burrows	11/15/10	(2)	100,316	—	100,316	—	30.79	11/15/20
	11/15/10	(3)	—	—	—	—	—	—	55,255	2,060,459
	11/15/10	(5)	—	—	—	—	—	—	32,483	1,211,291
	11/16/09	(2)	81,363	20,341	61,022	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	63,464	2,366,573
	11/17/08	(2)	132,275	0	66,137	66,138	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	29,861	1,113,517
	3/18/08	(2)	37,222	27,917	9,305	—	18.24	3/18/18	—	—
	11/19/07	(2)	43,725	32,794	10,931	—	22.87	11/19/17	—	—
	11/20/06	(2)	49,679	49,679		—	36.75	11/20/16	—	—
	11/16/05	(4)	60,000	60,000	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	68,500	68,500	—	—	27.32	11/16/14	—	—
John Culver	11/15/10	(2)	83,597	—	83,597	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	46,045	1,717,018
	12/15/09	(2)	49,668	12,417	37,251	—	22.73	12/15/19	—	—
	11/16/09	(2)	56,373	14,094	42,279	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	43,970	1,639,641
	3/17/09	(2)	51,398	20,700	25,698	5,000	11.14	3/17/19	—	—
	11/17/08	(2)	66,138	0	33,068	33,070	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	14,930	556,740
	5/8/08	(5)	—	—	—	—	—	—	12,113	451,694
	11/19/07	(2)	23,945	0	5,986	17,959	22.87	11/19/17	—	—
Jeff Hansberry	11/15/10	(2)	48,725	—	48,725	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	26,839	1,000,826
	6/15/10	(2)	31,598	7,900	23,698	—	27.93	6/15/20	—	—
	6/15/10	(6)	—	—	—	—	—	—	8,055	300,371
Annie Young-Scrivner	11/15/10	(2)	77,960	—	77,960	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	42,940	1,601,232
	9/15/09	(2)	220,764	55,191	110,382	55,191	19.79	9/15/19	—	—
Arthur Rubinfeld	11/15/10	(2)	77,960	—	77,960	—	30.79	11/15/20	—	—
	11/15/10	(3)	—	—	—	—	—	—	42,940	1,601,232
	11/16/09	(2)	66,253	16,564	49,689	—	22.06	11/16/19	—	—
	11/16/09	(3)	—	—	—	—	—	—	51,678	1,927,073
	11/17/08	(2)	132,275	—	66,137	66,138	8.64	11/17/18	—	—
	11/17/08	(3)	—	—	—	—	—	—	29,861	1,113,517
	3/18/08	(2)	145,000	108,750	36,250	—	18.24	3/18/18	—	—

(1)

Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($37.29) as of the close of trading on September 30, 2011 (the last trading day prior to our October 2, 2011 fiscal year-end).

(2)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(3)	Earned performance RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(4)	Options vested in full on the third anniversary of the grant date.
(5)	Time-based RSUs vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(6)	Time-based RSUs vest in four equal installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

2011 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2011. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on September 30, 2011 (the last trading day prior to our October 2, 2011 fiscal year-end) calculated based on the closing market price of our stock on that day ($37.29). There is no guarantee that, if and when these options are exercised, they will have this value.

Name	Vested ($)	Unvested ($)
Howard Schultz	117,432,988	51,757,080
Troy Alstead	3,377,314	3,419,719
Clifford Burrows	2,436,473	3,811,630
John Culver	936,748	3,435,801
Jeff Hansberry	73,944	538,769
Annie Young-Scrivner	965,843	2,438,815
Arthur Rubinfeld	2,323,957	3,849,280

Fiscal 2011 Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our named executive officers and stock awards (restricted stock units) that vested during fiscal 2011. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. As illustrated by the “Grant Date” column in the table below, Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years; we do not consider it part of fiscal 2011 compensation.

Name	Grant Date			Stock Awards
		Option Awards		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Howard Schultz	10/1/01	1,430,000	36,865,743	—	—
Troy Alstead	10/1/01	71,000	1,815,332	—	—
	9/30/02	45,000	1,018,724	—	—
	11/20/03	70,000	1,241,317	—	—
	11/17/08	—	—	14,931	447,781
Clifford Burrows	12/12/03	35,000	724,241	—	—
	11/17/08	66,138	1,450,489	—	—
	9/18/07	—	—	17,966	739,481
	11/17/08	—	—	29,861	895,531
John Culver	11/20/03	4,500	106,298	—	—
	11/16/04	14,000	163,003	—	—
	11/16/05	8,250	70,363	—	—
	11/20/06	13,217	30,088	—	—
	3/15/07	20,947	196,213	—	—
	11/19/07	17,959	290,115	—	—
	11/17/08	33,070	1,004,005	—	—
	3/17/09	5,000	139,300	—	—
	11/17/08	—	—	14,931	447,781
Jeff Hansberry	6/15/10	—	—	2,686	93,634
Annie Young-Scrivner	9/15/09	55,191	840,073	—	—
Arthur Rubinfeld	11/17/08	66,138	1,868,861	—	—
	11/17/08	—	—	29,861	895,531

Nonqualified Deferred Compensation

Management Deferred Compensation Plan

The named executive officers are eligible to participate in the Management Deferred Compensation Plan, a nominally funded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the board of directors approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our Management Deferred Compensation Plan. It is currently funded with a nominal amount of cash.

Deferrals.  Participants may defer up to 70% of base salary to the Executive Management Bonus Plan and up to 95% of bonuses paid under the Executive Management Bonus Plan so long as they are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. Prior to January 1, 2011, certain participants were eligible to receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code and the 401(k) plan document. In June 2010, the board of directors approved an amendment to the Company 401(k) plan allowing for safe harbor matching contributions and eliminating certain limits imposed by the 401(k) plan document for certain highly compensated employees effective as of January 1, 2011. In conjunction with the 401(k) plan amendment, in June 2010, the board of directors approved an amendment and restatement of the Management Deferred Compensation Plan, which eliminated matching contributions to the plan effective beginning with calendar year 2011.

Earnings.  As a nominally funded, non-qualified plan, the Management Deferred Compensation Plan uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

In-Service Withdrawals and Separations from Service Distributions.  At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005 and is subject to other plan rules.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. For partners who became newly eligible on or after October 1, 2010 and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments. No NEO was retirement eligible under the Management Deferred Compensation Plan during fiscal 2011.

1997 Deferred Stock Plan

Under the 1997 Deferred Stock Plan, key partners designated by the Compensation Committee could elect to defer gains from stock option exercises in the form of deferred stock units that became payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997, Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006, with the consent of the Compensation Committee, Mr. Schultz re-deferred receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminates). Mr. Schultz is entitled to receive cash dividends on the deferred stock units. Cash dividends declared and paid by the Company are paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan.

Fiscal 2011 Nonqualified Deferred Compensation Table

The following table shows contributions, earnings, withdrawals and distributions during fiscal 2011 and the account balances as of October 2, 2011 for our named executive officers under the Management Deferred Compensation Plan. In addition, the table shows the aggregate balance at fiscal year-end of Mr. Schultz’s deferred stock units under the 1997 Deferred Stock Plan as described on page [—]. None of the other named executive officers have deferred stock units.

Name	Executive Contributions in Fiscal 2011 ($)(1)	Starbucks Contributions in Fiscal 2011 ($)(2)	Aggregate Earnings (Loss) in Fiscal 2011 ($)(3)	Aggregate Balance at Fiscal 2011 Year-End ($)(4)
Howard Schultz	152,231	14,700	(17,912)	440,269
deferred stock units	—	—	38,523,988 (5)	126,569,121	(6)
Troy Alstead	—	—	(13,372)	525,296
Clifford Burrows	6,081	9,800	(19,609)	282,449
John Culver	182,019	9,800	(20,728)	700,411
Jeff Hansberry	96,514	—	(3,819)	102,190
Annie Young-Scrivner	200,003	2,450	(8,839)	213,605
Arthur Rubinfeld	584,828	4,900	(16,576)	908,717

(1)	These amounts were also included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 40.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table on page 41 and as “Retirement Plan Contributions” in the Fiscal 2011 All Other Compensation Table on page 41.

(3)	We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(4)	Of these balances, the following amounts were reported as executive and Company contributions in Summary Compensation Tables in prior-year proxy statements beginning with the 2007 proxy statement: Mr. Schultz — $227,390; Mr. Alstead — $0; Mr. Burrows — $301,677; Mr. Culver — $151,890; Mr. Hansberry — N/A; Mr. Rubinfeld — $0; and Ms. Young-Scrivner — N/A. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(5)	Aggregate earnings for fiscal 2011 is the difference between the aggregate balance at fiscal 2010 year-end ($88,045,133) and the aggregate balance at fiscal 2011 year-end and is attributable to appreciation in the price of our stock during fiscal 2011.

(6)	The aggregate balance at fiscal year-end for deferred stock units is calculated by multiplying deferred stock units of 3,394,184 by the closing market price of our stock on September 30, 2011, the last business day of fiscal 2011 ($37.29). Mr. Schultz is entitled to receive cash dividends on the deferred stock units. Cash dividends declared and paid by the Company are paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan.

Potential Payments Upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We do, however, occasionally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company. None of our named executive officers for fiscal 2011 had any such severance benefit arrangement.

Equity Acceleration

Acceleration Upon Change in Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has detailed definitions of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe “double-trigger” acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated, which occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity because the acquiring company does not assume or substitute awards or the partners lose their jobs or resign for good reason. Performance RSUs granted are treated in the same manner as restricted stock units noted above once the performance period is complete and the amount of award is determined. Prior to completion of the performance period, performance RSUs do not accelerate upon a change in control and are forfeited if not assumed or substituted with awards of the surviving company.

Acceleration Upon Retirement or Death.  The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options also accelerates upon the partner’s death. Restricted stock units do not accelerate upon retirement or death.

The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our named executive officers as of September 30, 2011 (the last business day of fiscal 2011) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 30, 2011 calculated based on the closing market price of our stock on that day ($37.29). Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 30, 2011 ($37.29). Of the named executive officers, only Mr. Schultz satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of September 30, 2011. Mr. Schultz has voluntarily waived accelerated vesting of options upon termination of employment at or after the age 55 and with at least 10 years of service for each stock option grant he has received since he has been retirement eligible. Mr. Schultz agreed to forgo this accelerated retirement vesting so the Company would not be required to similarly accelerate the recognition of expense for the award in our financial statements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination	Death	Retirement
Howard Schultz	—	80,298,846	80,298,846	51,757,080	—
Troy Alstead	—	10,028,850	10,028,850	3,419,720	—
Clifford Burrows	—	10,563,470	10,563,470	3,811,631	—
John Culver	—	7,800,894	7,800,894	3,435,801	—
Jeff Hansberry	—	1,839,967	1,839,967	538,769	—
Annie Young-Scrivner	—	4,040,047	4,040,047	2,438,815	—
Arthur Rubinfeld	—	8,491,103	8,491,103	3,849,281	—

The following table shows the estimated potential aggregate amounts our named executive officers could have realized from stock options, restricted stock units and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2011, other than for misconduct (which could cause forfeiture of all vested stock options and Company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The

“Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price, earnings under the Management Deferred Compensation Plan and the executive’s age.

Name	Aggregate Value of Vested Equity Awards ($)	Management Deferred Compensation Plan Account Balances ($)(1)	Total — No Acceleration ($)	Aggregate Value of Unvested Equity Awards ($)	Total — With Acceleration ($)
Howard Schultz	117,432,988	440,269	117,873,257	80,298,846	198,172,103
Troy Alstead	3,377,314	525,296	3,902,610	10,028,850	13,931,461
Clifford Burrows	2,436,473	282,449	2,718,922	10,563,470	13,282,393
John Culver	936,748	700,411	1,637,159	7,800,894	9,438,053
Jeff Hansberry	73,944	102,190	176,134	1,839,967	2,016,101
Annie Young-Scrivner	965,843	213,605	1,179,448	4,040,047	5,219,495
Arthur Rubinfeld	2,323,957	908,717	3,232,674	8,491,103	11,723,777

(1)

These amounts are also shown in the “Aggregate Balance at Fiscal 2011 Year-End” column of the Fiscal 2011 Nonqualified Deferred Compensation table on page 47 and are shown assuming payment in a single lump sum regardless of individual elections to receive payment over time.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EXECUTIVE MANAGEMENT BONUS PLAN

Introduction

On November 8, 2011, the board, upon recommendation by the Compensation Committee, approved and adopted an amendment and restatement of the Executive Management Bonus Plan (the existing plan referred to as the “Original Plan” and the plan as proposed to be amended referred to as the “Amended Plan”), effective October 3, 2011 and subject to shareholder approval, to govern the award and payment of annual bonuses to certain Starbucks executives. The board directed that the Amended Plan be submitted to the shareholders for approval so that payments under the Amended Plan can qualify for deductibility for federal income tax purposes. The purpose of the Amended Plan is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks strategic plan. In addition, the Amended Plan is intended to permit the payment of bonuses that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); however, there can be no guarantee that amounts payable under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m).

The board believes that it is in the best interests of Starbucks and its shareholders for Starbucks to have a shareholder-approved plan under which bonuses awarded to its executives could be designed in a manner intended to qualify as “performance-based compensation” within the meaning of Section 162(m). Accordingly, the Amended Plan is being submitted for approval by shareholders. In general, under Section 162(m), in order for Starbucks to be able to deduct compensation in excess of $1,000,000 paid in any one year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Starbucks shareholders at least once every five years. Shareholders last approved the material terms of the Original Plan at the 2007 Annual Meeting of Shareholders. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and shareholder approval of this Proposal 3 is intended to constitute reapproval of each of these aspects of the Amended Plan for purposes of the shareholder approval requirements of Section 162(m).

Key Changes from the Original Plan

If approved, the Amended Plan would make the following changes to the Original Plan, as described in more detail under “Summary of the Amended Plan” below: (i) expand the list of performance measures that can be used for objective performance goals; (ii) increase the maximum dollar amount that may be payable to any participant in any one year under the objective performance goals from $3,500,000 to $10,000,000; (iii) subject certain awards under the Amended Plan to the Starbucks Recovery of Incentive Compensation Policy; and (iv) make certain other administrative changes.

Summary of the Amended Plan

The following summary of the material terms of the Amended Plan is qualified in its entirety by reference to the complete text of the Amended Plan, which is set forth in Appendix A to this proxy statement.

Administration.  The Amended Plan will be administered by the Compensation Committee (the “Committee”). Subject to the express provisions of the Amended Plan, the Committee will be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Amended Plan. Among other things, the Committee will have the authority to select participants in the Amended Plan from among the Company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the Amended Plan. The Committee also will have the authority to establish and amend rules and regulations relating to the administration of the Amended Plan, to define terms not otherwise defined in the Amended Plan and to interpret and construe the Amended Plan, any rules and regulations under the Amended Plan and the terms and conditions of any bonus granted thereunder. In addition, the Committee will be authorized to make exceptions to any such provisions if the Committee in good faith determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of Starbucks. All decisions made by the Committee in connection with the Amended Plan will be made in the Committee’s sole discretion and will be final and conclusive.

Eligibility.  The Company’s partners serving in positions of executive vice president and above and other senior officers of the Company, as designated by the outside directors of the Committee, are eligible to participate in the Amended Plan. The executive vice president, Partner Resources and the chief executive officer have the authority to recommend participants. Approximately 13 partners currently qualify to participate in the Amended Plan.

Terms of Awards.  Awards under the Amended Plan will be payable upon the achievement during each performance period (which is Starbucks fiscal year) of specified objectives and, if applicable, individual performance goals. Within 90 days after the beginning of each performance period, the Committee will establish the performance goals (both objective and, if applicable, individual) for each participant, the relative weighting between the objective and individual goals and the target amount of the award that will be earned if the performance goals are achieved in full, including the method by which such amounts will be calculated. After the end of the performance period, the Committee will certify in writing the extent to which the objective performance goals have been achieved and will determine the maximum bonus payout that each participant is eligible to receive and, if different, the actual amount of the bonus that is payable to each participant. The Amended Plan permits bonus payouts under objective performance goals in excess of the target amount, as determined by the Committee and subject to the $10,000,000 maximum dollar amount payable under the objective performance goals, in the event that the achievement of the objective performance goals is better than the specified target performance level. The Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the maximum payout calculated under the Plan based on the achievement of the performance goals.

Under the Amended Plan, in order to receive a bonus payout, a participant must (i) remain a Starbucks partner through end of the applicable performance period, unless the participant terminates employment due to death or disability; and (ii) during the performance period, refrain from engaging in any activity that competes with Starbucks business or engaging in misconduct, as determined by the Committee. A participant who terminates employment during a performance period due to death or disability shall receive a prorated bonus payout under the objective performance goals and may, in the Committee’s discretion, receive a prorated bonus payout related to any individual goals.

Maximum Amount of Compensation Payable Under the Objective Performance Goals.  If the objective performance goals are met, the maximum dollar amount payable to any participant in any one year under the objective performance goals is $10,000,000.

Objective Performance Goals.  For each performance period, the Committee will select one or more of the following measures as the objective performance goal(s): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that objective performance goals may include any derivations of these measures (e.g., income shall include pre-tax income, net income, operating income, etc.), as specified by the Committee. At the Committee’s discretion, any of these objective performance goals may differ by participant and may be used to measure the performance of the Company as a whole or any business unit or division of the Company, and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The weighting of the objective performance goals may vary from participant to participant.

The Committee may provide, no later than 90 days after the beginning of the applicable performance period and while the outcome is substantially uncertain, that any evaluation of performance with respect to the objective performance goals for the applicable performance period shall include or exclude any one or more of the following events that occurs during the performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any other significant events or circumstances that the Committee determines would render the objective performance goals unsuitable. Any such inclusions or exclusions shall be prescribed in a form that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Individual Goals.  The Amended Plan also permits the grant of bonuses or portions of bonuses that are subject to the achievement of subjective individual goals for a performance period. These bonuses, or portions thereof, are not intended to qualify as “performance-based” compensation for purposes of Section 162(m). The Amended Plan does not require participants to have individual goals, and the maximum performance level for each individual goal is 100% of the target level. Any individual performance goals may differ from participant to participant and are established by the Committee for each performance period.

Recovery of Incentive Compensation Policy.  With respect to participants who are subject to the Starbucks Recovery of Incentive Compensation Policy, all amounts earned under the Amended Plan are subject to the such policy.

Amendments and Termination.   The Committee has the authority to amend or terminate the Amended Plan at any time, with or without notice.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Amended Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time.

A participant in the Amended Plan will be taxed at ordinary income rates on an award in the year in which a cash payment under the award, if any, is received, unless such cash is subject to deferral under a Starbucks plan or a substantial risk of forfeiture. If a participant elects to defer a portion of the bonus, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m), Starbucks will receive a U.S. federal income tax deduction on the amount of income recognized by the participants at the same time such income is recognized by participants. Please note that the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. As such, and as noted above, there can be no guarantee that amounts payable under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m) and/or deductible by Starbucks.

New Plan Benefits

The Committee has granted bonus awards under the Amended Plan for fiscal 2012, subject to shareholder approval of the Amended Plan. The amounts payable under such awards, if any, for fiscal 2012 and amounts payable under future awards for any subsequent performance periods are subject to the discretion of the Committee and therefore are not determinable at this time. The shareholders of the Company are being asked to approve the Amended Plan, as described above. If the Amended

Plan is not approved by our shareholders, bonus awards for fiscal 2012 granted under the Amended Plan will not qualify for tax deductibility, and any discretionary bonuses paid outside the Amended Plan to individuals who were granted such bonus awards may not be deductible under Section 162(m) to the extent that, when combined with other compensation that is not “performance-based” within the meaning of Section 162(m), such bonuses exceed the $1 million limit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EXECUTIVE MANAGEMENT BONUS PLAN.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2012. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2012 if it determines that such a change would be in the best interests of the Company and our shareholders.

Deloitte audited our consolidated financial statements and internal control over financial reporting for fiscal 2011 and fiscal 2010. We expect that representatives of Deloitte will be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2011 and fiscal 2010:

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$4,537,000	$4,638,000
Audit-Related Fees	188,000	153,000
Tax Fees	199,000	124,000
All Other Fees	—	—

Total	$4,924,000	$4,915,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•

the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2011 with management and Deloitte and discussed those matters required to be discussed under Public Company Accounting Oversight Board standards with Deloitte. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2011 be included in Starbucks Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Javier G. Teruel (Chair)

Mellody Hobson

Kevin R. Johnson

Craig E. Weatherup

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

PROPOSAL 5 — SHAREHOLDER PROPOSAL NO. 1

Mr. John Harrington, through Harrington Investments, Inc., has notified the Company that he intends to submit the following proposal at this year’s annual meeting. Harrington Investments, Inc. beneficially owns 1,000 shares of Starbucks common stock. We will provide the address of the individual submitting this proposal promptly upon a shareholder’s oral or written request.

RESOLVED:  Amend Article II of the bylaws of the corporation to add a new section 2.11 authorizing the board to establish a Board Committee on Sustainability.

2.11 Board Committee on Sustainability:  The Board is authorized and encouraged to appoint a Board Committee on Sustainability. Such committee could engage in ongoing review of corporate policies, above and beyond matters of legal compliance, to assess the Corporation’s response to changing conditions and knowledge of the natural environment, including but not limited to, waste creation and disposal, natural resource limitations, energy use, waste usage, and climate change.

B) The Board of Directors is authorized in its discretion, consistent with these Bylaws and the Washington Business Corporation Act, by resolution adopted by a majority of the Board members to: (1) select the members of the Committee, (2) provide said committee with funds for operating expenses, (3) prescribe guidelines for said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding him [sic] confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

C) Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Sustainability shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The Board Committee on Sustainability would be authorized on an ongoing basis to initiate, review, and make policy recommendations regarding the company’s preparedness for changing environmental conditions that may affect the sustainability of our business. Issues related to sustainability might include, but are not limited to: global climate change, political instability, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss. By contrast, the current Nominating and Governance Committee conducts an annual review of the Company’s sustainability report.

Adoption of this resolution would reinforce our company’s position as an industry leader in this area of increasing concern to investors and policy makers. The proposed by-law would authorize and encourage the creation of a Board Committee, but would retain discretion for appointment and implementation with the full Board of Directors.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We do not believe that authorizing or establishing a board committee solely dedicated to environmental sustainability is necessary for us to continue to be a leader in this area nor would such committee enhance the effectiveness of the board’s current oversight framework.

Starbucks is committed to being a responsible leader and has a demonstrated history of performance in the area of environmental and social responsibility. Our efforts, programs and initiatives have been designed to remain relevant to our business and positively impact the communities we serve. As evident in our Global Responsibility Report, which we have issued annually for the past ten years (available through our website at http://www.starbucks.com/responsibility/learn-more/goals-and-progress), we have a long history and proven and recognized record of acting in an environmentally and socially responsible manner and prioritizing sustainability issues. The way we carry out our business and the programs and partnerships in which we have invested have produced significant and documented positive results.

A few recent highlights of our progress, performance and recognition with respect to sustainability issues include:

•

In 2011, Starbucks was included in key sustainability-related rankings such as the Dow Jones Sustainability Index, FTSE4Good Index Series, Newsweek Green Rankings, Climate Counts (sector-leader) and the Carbon Disclosure Project.

•	We have advocated for and been active with respect to sustainability-related issues via the Copenhagen Communiqué, the Avoid Deforestation Partners and the UN Global Compact.

•

Starbucks is a founding member of and has been active in the Business for Innovative Climate Energy Partnership Coalition (BICEP), which aims to positively impact US legislation on climate change and energy policy.

•

We have been a leader in global responsibility reporting since 2001 and are one of the few publicly traded companies in the United States that have consistently published a report on this topic in each of the last ten years. This year we will publish our 11th Global Responsibility Report.

•	We also have continued to meet a variety of environmental reporting standards, including the Carbon Disclosure Project and the Global Reporting Initiative Sustainability Reporting Framework (GRI).

•	We were selected as the Green Washington: Retail Winner in Seattle Business Magazine’s 2011 Green Fifty.

Starbucks board of directors is responsible for organizing its functions and conducting its business in the manner it deems most effective and efficient, consistent with its duties of good faith and due care. Accordingly, the board has established committees with responsibility for oversight of certain Starbucks activities, businesses and functions. In early 2011, in order to provide the board with more direct oversight of our environmental and social responsibility policies, we amended the charter of our Nominating/Governance Committee to provide that the Nominating/Governance Committee is responsible for annually reviewing and assessing the effectiveness of the Company’s environmental and social responsibility policies, goals and programs through our annual Global Responsibility Report, and to make recommendations as deemed appropriate based on such review and assessment. Our vice president of Global Responsibility meets formally with the Committee at least annually, presents and discusses with the Committee the Global Responsibility Report, and obtains the Committee’s feedback, guidance and recommendations. With the Committee’s input and oversight, and as part of our strategic planning process, our vice president of Global Responsibility guides our overall environmental and social responsibility strategy and leads a global cross-company team that reports regularly to our senior executives.

The board believes that a committee on sustainability would dilute the existing committee structure, would be duplicative of the functions already performed by the Nominating/Governance Committee and could serve as precedent for establishing additional, single issue committees, which the board believes to be undesirable.

The Company’s existing framework and commitment to strong performance in the area of environmental and social responsibility makes the board committee the proponent suggests unnecessary.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NUMBER 5.

OTHER BUSINESS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2011 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	52,315,212		$15.66	(1)	39,848,512	(2)
Equity compensation plans not approved by security holders	1,247,250	(3)	$16.89		1,310,781	(4)

Total	53,562,462		$15.69	(1)	41,159,293	(5)

(1)

The weighted-average exercise price takes into account 8,295,912 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $18.62.

(2)

Consists of 32,696,924 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 7,151,588 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Consists of shares under our 1991 Company-Wide “Bean Stock” Option Plan (the “1991 Bean Stock Plan”).
(4)	Consists of shares remaining available for issuance under the UK Share Incentive Plan.
(5)

Consists of the following shares remaining available for issuance: 32,696,924 under the 2005 Long-Term Equity Incentive Plan, 7,151,588 shares under the 1995 Employee Stock Purchase Plan and 1,310,781 shares under the UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall Company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan, as amended and restated, was approved by our shareholders on March 23, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•

in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services at comparable prices.

Related-Person Transactions Since the Beginning of Fiscal 2011

During fiscal 2011, Mr. Schultz made personal use of corporate aircraft for which he reimbursed us at our aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2011 totaled $221,307. The Audit Committee approved aircraft reimbursements in accordance with its charter, before the board of directors adopted the Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, described in more detail beginning on page 56.

On August 20, 2009, we entered into a sub-lease agreement with The Essential Baking Company, Inc., a Washington corporation, that will run through May 2014. Approximately $330,464 in base rent was due under the sub-lease agreement on or after October 4, 2010 through the remaining term of the sub-lease. The sub-lease agreement also includes provisions for additional payments above base rent if gross sales exceed certain thresholds. Since the amounts of these additional payments due under the term of the sub-lease are based on monthly gross sales that exceed certain thresholds throughout the term of the sub-lease, the amounts of these payments are not currently determinable. In connection with the sub-lease agreement, we also entered into a vendor agreement on July 17, 2009, pursuant to which Essential Baking Company will be the exclusive provider of baked goods, desserts, sandwiches and salads for the retail store operating within the sub-leased property and also provide similar food items for certain other retail stores on a non-exclusive basis. From October 4, 2010 through October 2, 2011, we paid Essential Baking Company approximately $337,632 under the vendor agreement. Arthur Rubinfeld, our president, Global Development, serves on the board of Essential Baking Company and also owns approximately 26% of Essential Baking Company’s outstanding common stock. Mr. Rubinfeld has options to acquire additional shares of common stock of Essential Baking Company. The Audit Committee has reviewed these transactions pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements and has determined that such transactions were in the Company’s best interests and that the terms are competitive with terms available from unaffiliated third parties.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table on page 40; and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Information provided for FMR LLC, is based on the latest Schedule 13G report filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 1, 2011. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Officers
Howard Schultz	30,615,316	(2)	4.0%
William W. Bradley	139,867	(3)	*
Mellody Hobson	248,020	(4)	*
Kevin R. Johnson	66,655	(5)	*
Olden Lee	344,455	(6)	*
Joshua Cooper Ramo	0		*
Sheryl Sandberg	52,110	(7)	*
James G. Shennan, Jr.	519,630	(8)	*
Clara Shih	0
Javier G. Teruel	276,775	(9)	*
Myron E. Ullman, III	345,533	(10)	*
Craig E. Weatherup	423,909	(11)	*
Troy Alstead	255,380	(12)	*
Clifford Burrows	450,088	(13)	*
John Culver	173,831	(14)	*
Jeff Hansberry	22,762	(15)	*
Annie Young-Scrivner	83,308	(16)	*
Arthur Rubinfeld	220,124	(17)	*
All current directors and executive officers as a group (18 persons)	34,710,400	(18)	4.6%
5% Shareholders
FMR LLC	52,094,741	(19)	6.9%

(1)

Based on 750,232,506 shares of Starbucks common stock outstanding on December 1, 2011. In accordance with SEC rules, percent of class as of December 1, 2011 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group that are exercisable or vest within 60 days of December 1, 2011.

(2)

Includes 7,663,790 shares subject to options exercisable within 60 days of December 1, 2011 and 3,300,000 shares pledged to secure a line of credit. Also includes 487,899 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership. Also includes 740,700 shares of common stock held by Mr. Schultz’s spouse and 740,700 shares held in a grantor retained annuity trust for which Mr. Schultz is the sole trustee and sole beneficiary. Also includes 295,000 shares held by a family owned LLC. Also includes 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under our 1997 Deferred Stock Plan. In November 2006, Mr. Schultz elected to re-defer the distribution of these stock units into an equal number of shares of common stock from December 21, 2007 until the earliest to occur of either (i) his termination of employment with Starbucks or (ii) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee.

(3)	Includes 124,896 shares subject to options exercisable within 60 days of December 1, 2011 and 6,726 deferred stock units under our Non-Employee Director Deferral Plan.

(4)	Includes 231,925 shares subject to options exercisable within 60 days of December 1, 2011.
(5)	Includes 46,655 shares subject to options exercisable within 60 days of December 1, 2011.
(6)	Includes 325,533 shares subject to options exercisable within 60 days of December 1, 2011.
(7)	Consists of 42,255 shares subject to options exercisable within 60 days of December 1, 2011 and 9,855 shares held indirectly by a trust.
(8)

Consists of 251,146 shares subject to options exercisable within 60 days of December 1, 2011, 62,440 shares held by Shennan Family Investments LLC, a limited liability company in which Mr. Shennan is a manager, 156,044 shares held by Shennan LLC, a limited liability company in which Mr. Shennan is a manager, and 50,000 shares held in a trust in which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family.

(9)	Includes 264,175 shares subject to options exercisable within 60 days of December 1, 2011.
(10)	Includes 325,533 shares subject to options exercisable within 60 days of December 1, 2011.
(11)

Consists of 383,909 shares subject to options exercisable within 60 days of December 1, 2011, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(12)	Includes 165,979 shares subject to options exercisable within 60 days of December 1, 2011.
(13)	Includes 348,651 shares subject to options exercisable within 60 days of December 1, 2011.
(14)	Includes 117,141 shares subject to options exercisable within 60 days of December 1, 2011.
(15)	Includes 20,082 shares subject to options exercisable within 60 days of December 1, 2011.
(16)	Includes 74,681 shares subject to options exercisable within 60 days of December 1, 2011.
(17)	Includes 129,367 shares subject to options exercisable within 60 days of December 1, 2011.
(18)	Includes 3,400,910 deferred stock units and 10,981,227 shares subject to options exercisable within 60 days of December 1, 2011.
(19)

FMR LLC stated in its Amendment No. 2 to Schedule 13G filing with the SEC on February 14, 2011 (the “13G filing”) that, of the 52,094,741 shares beneficially owned at December 31, 2010, it has (a) sole voting power with respect to 1,021,800 shares, (b) shared voting power with respect to no shares, and (c) sole investment power with respect to all 52,094,741 shares. According to the 13G filing, the address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 51,057,101 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC), FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 51,057,101 shares owned by the funds. Neither FMR LLC, nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2011 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except that, due to administrative error, one transaction on a single Form 4 was inadvertently filed late on behalf of Vivek Varma, our executive vice president, Public Affairs.

ADDITIONAL MEETING INFORMATION

Annual Meeting Information.  The annual meeting will be held at 10:00 a.m. (Pacific Time) on March 21, 2012, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement. For those shareholders receiving a Notice, the Notice will serve as an admission ticket for one shareholder to attend the annual meeting. For those shareholders receiving a paper copy of proxy materials in the mail, an admission ticket for one shareholder to attend the annual meeting is enclosed in the proxy materials.

Expenses of Solicitation.  We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $18,500, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Internet Voting.  The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

Internet Availability of Annual Meeting Materials

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On January 26, 2012, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our 2012 annual meeting and fiscal 2011 annual report to shareholders and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2013 proxy statement and acted upon at our 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 28, 2012.

Shareholder proposals submitted for consideration at the 2013 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2013 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices not less than 120 days nor more than 150 days before the first anniversary of the date of the 2012 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than October 22, 2012, and no later than November 21, 2012. However, if the date of the 2013 Annual Meeting occurs more than 30 days before or more than 60 days after March 21, 2013, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2011 annual report to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Responsibility.

The fiscal 2011 annual report to shareholders and this proxy statement are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, shareholders as of the record date may access our proxy statement at www.proxyvote.com. We will deliver promptly upon written or oral request a separate copy of the

Notice of Internet Availability of Proxy Materials or annual report and this proxy statement, as applicable to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials, annual report or this proxy statement, contact us at:

Starbucks Corporation

Investor Relations S-SR1

P.O. Box 34067

Seattle, Washington 98124-1067

(206) 318-7118

investorrelations@starbucks.com

http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2011 annual report to shareholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2011 annual report to shareholders are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2011 Annual Report on Form 10-K and the exhibits filed with it are available at our website at http://investor.starbucks.com. Upon written request by any shareholder to Investor Relations at the address listed above, we will furnish, without charge, a copy of the fiscal 2011 annual report to shareholders, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to the 2011 Annual Report on Form 10-K are requested.

By order of the board of directors,

Paula E. Boggs

secretary

Seattle, Washington

January 26, 2012

Appendix A

EXECUTIVE MANAGEMENT BONUS PLAN

AMENDED AND RESTATED EFFECTIVE NOVEMBER 8, 2011

STARBUCKS CORPORATION

Purpose

The purpose of this Executive Management Bonus Plan (the “Plan”) is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks Corporation’s (“Starbucks” or “Company”) attainment of annual financial and strategic goals.

Approval by Shareholders

The material terms of the Objective Performance Goals under the Plan will be submitted for approval by the shareholders of Starbucks on or around March 21, 2012. Shareholder approval of the material terms of the Objective Performance Goals under the Plan is required to allow bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m). This approval shall expire at the end of five (5) Plan Years.

Plan Effective Date	October 3, 2011.
Plan Year	Starbucks fiscal year, which ends on the Sunday closest to September 30.
Eligibility

Starbucks partners serving in positions of executive vice president and above and other senior officers of the Corporation, as designated by the outside directors, as defined under Section 162(m), of the Compensation and Management Development Committee (the “Committee”) of the Board of Directors, are eligible to participate in the Plan.

The executive vice president, Partner Resources and the chief executive officer have the authority to recommend Participants. The Committee has the sole authority to designate Participants.

Eligibility to participate in the Plan will cease upon termination of the Participant’s employment, withdrawal of designation by the Committee, transfer to an ineligible position, termination of the Plan by Starbucks, or if the Participant engages, directly or indirectly, in any activity that competes with Starbucks field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

If a Participant changes from an eligible position to an ineligible position during a Plan Year, eligibility to participate will be at the discretion of the Committee.

Target Bonus	The Target Bonus for each Participant shall be established by the Committee no later than ninety (90) days after the beginning of the applicable Plan Year. The Target Bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and, if applicable, 100% of Individual Goals were met. The Target Bonus may be specified as a percentage of Base Pay, a specific dollar amount, or according to another method determined by the Committee. The amount, if any, of the Target Bonus actually earned by the Participant shall be based on the achievement, as determined by the Committee, of Objective Performance Goals and, if applicable, Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by Starbucks and in effect on the last day of the applicable Plan Year or, in the case of a deceased or disabled Participant, on the last day of his or her participation in the Plan. Starbucks, with Committee approval, may at any time, in its sole discretion, revise a Participant’s Base Pay.

Goals

➢ Objective Performance Goals

¡       In accordance with Section 162(m), for each Plan Year, the Committee shall select one or more of the following measures as the Objective Performance Goal(s): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that Objective Performance Goals may include any derivations of these measures (e.g., income shall include pre-tax income, net income, operating income, etc.), as specified by the Committee. At the Committee’s discretion, any of these Objective Performance Goals may differ by Participant and may be used to measure the performance of the Company as a whole or any business unit or division of the Company, and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

¡       The Committee may provide, no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, that any evaluation of performance with respect to the Objective Performance Goals for the applicable Plan Year shall include or exclude any one or more of the following events that occurs during the performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any other significant events or circumstances that the Committee determines would render the Objective Performance Goals unsuitable. Any such inclusions or exclusions shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

¡       The Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain.

¡       The Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

¡       If the Objective Performance Goals selected by the Committee are not met, no Bonus or portion of any Bonus determined by those goals is payable under the Plan.

➢ Individual Goals

¡       The portion, if any, of the Target Bonus not determined by achievement of the Objective Performance Goals may be determined by the Participant’s achievement of subjective individual goals (“Individual Goals”). In such case, the Committee shall approve such goals. The portion, if any, of the Target Bonus determined by Individual Goals is not intended to qualify as performance-based compensation under Section 162(m).

¡       The maximum performance level for each Individual Goal is 100%.

Bonus Payout and Eligibility

Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals, and Individual Goals, as applicable. A Bonus Payout under this Plan is earned as of the end of the applicable Plan Year and will be paid according to the Plan, if the Participant:

¡    remains a Starbucks partner through the end of the applicable Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

¡    refrains from engaging during the applicable Plan Year, directly or indirectly, in any activity that competes with Starbucks field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

The Committee, based on such further considerations as the Committee in its discretion shall determine, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Calculation

Within ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, the Committee shall review and approve the following for each Participant: the Target Bonus, the portion of the Target Bonus determined by the Objective Performance Goals, the Objective Performance Goals, and the relative weighting of the Goals for the Plan Year. Those metrics, in addition to the Individual Goals, if applicable, will be used to calculate the Bonus Payout for each Participant.

As soon as reasonably practicable following the conclusion of the applicable Plan Year and before the payment of any Bonus, or portion of any Bonus, determined by the Objective Performance Goals, the Committee will certify, in writing, the extent, if any, of the achievement of the Objective Performance Goals, and (i) the potential maximum Bonus Payout for the Bonus, or the portion of the Bonus, determined by the Objective Performance Goals that each Participant is eligible to receive with respect to the applicable Plan Year; and (ii) the actual Bonus Payout, if different, for the Bonus, or the portion of the Bonus, determined by the Objective Performance Goals that the Committee has determined the Company will pay to the Participant.

The maximum Bonus Payout for the achievement of Objective Performance Goals is $10 million to any one Participant in any Plan Year.

Bonus Payout Prorations

For any partner who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with Starbucks is terminated prior to the end of the Plan Year because of disability or death, the Committee: (i) shall prorate the Bonus Payout related to the Objective Performance Goals; and (ii) in its discretion, may prorate the Bonus Payout related to Individual Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within Starbucks during the Plan Year, the Committee, in its discretion, may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation, the authority to:

¡    approve the Plan design, Objective Performance Goals, and Individual Goals (if applicable) for each Participant;

¡    determine and certify the achievement of the Objective Performance Goals and Individual Goals;

¡    approve the Bonus Payout calculation and Bonus Payout for each Participant;

¡    prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

¡    interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Bonus granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of Starbucks;

¡    approve corrections in the documentation or administration of any Bonus; and

¡    make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the executive vice president, Partner Resources and the Committee. All determinations by the Committee and/or the executive vice president, Partner Resources shall be final and conclusive.

Bonus Payout Administration

The Bonus Payout will be made as soon as administratively feasible following the approval by the Committee subsequent to the end of the applicable Plan Year. The Bonus Payout is expected to be within approximately 75 days of the Plan Year end, but in no event later than the last day of the fiscal year following such Plan Year. No amount is due and owing to any Participant before the Committee has approved the Bonus Payout, and no Bonus Payout with respect to the Objective Performance Goals will be made unless and until the Committee makes a certification in writing regarding the achievement of the Objective Performance Goals as required by Section 162(m).

The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for Future Roast 401(k) and Management Deferred Compensation Plan (MDCP) are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

No Rights to Employment

The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Starbucks policy and any applicable employment agreement and not by the Plan.

Amendments and Termination

The Plan will be reviewed by the executive vice president, Partner Resources and the Committee on a periodic basis for revisions. The Committee reserves the right at its discretion with or without notice, to review, amend or terminate the Plan, at any time.

Recovery of Incentive Compensation Policy	For participants subject to the Starbucks Recovery of Incentive Compensation Policy, all amounts earned under the Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from Starbucks at any time, and the terms and conditions of which are hereby incorporated by reference into the Plan.

Section 409A of the Code

To the extent applicable, it is intended that the Plan and any bonuses granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

Unfunded Plan	The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Bonuses, if any. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Ticketing and Transportation Information for the Starbucks Corporation

2012 Annual Meeting of Shareholders

on

Wednesday, March 21, 2012

at

10:00 a.m. (Pacific Time)

Marion Oliver McCaw Hall at Seattle Center

321 Mercer Street, Seattle, Washington 98109

As noted in this document, if you received the Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. If you received a paper copy of the proxy materials by mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each shareholder must present the Notice, an admission ticket or other proper form of documentation (as noted in the section “Annual Meeting Information”) to be admitted. Doors open at 8:00 a.m. (Pacific Time).

Please note: As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders and cannot guarantee seating. Shareholders may also log onto a live video webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com.

Directions from Interstate 5 (I-5) to the Mercer Street Garage:     Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley Street, stay in the center or left lanes; Valley Street becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into the parking garage.

Parking:     Parking is available in the Mercer Street Garage, which is located directly across from McCaw Hall. Please refer to the map below for additional parking locations at Seattle Center.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

STARBUCKS CORPORATION 2401 UTAH AVE S.

SEATTLE, WA 98134

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39017-P17813 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STARBUCKS CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

1a. Howard Schultz

1b. William W. Bradley

1c. Mellody Hobson

1d. Kevin R. Johnson

1e. Olden Lee

1f. Joshua Cooper Ramo

1g. James G. Shennan, Jr.

1h. Clara Shih

1i. Javier G. Teruel

1j. Myron E. Ullman, III

1k. Craig E. Weatherup

For Against Abstain

For Against Abstain

2. Approval of the advisory resolution on executive compensation.

3. Approval of an amendment and restatement of the Executive Management Bonus Plan.

4. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

The Board of Directors recommends you vote AGAINST the following proposal:

For Against Abstain

5. Shareholder proposal regarding Board committee on sustainability.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Fiscal 2011 Annual Report are available at www.proxyvote.com.

M39018-P17813

STARBUCKS CORPORATION Annual Meeting of Shareholders March 21, 2012 10:00 AM Pacific Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Howard Schultz and Paula E. Boggs, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on Wednesday, March 21, 2012, at the Marion Oliver McCaw Hall, Seattle Center, 321 Mercer Street, Seattle, WA 98109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side